As filed with the Securities and Exchange Commission on August 9, 2000.

                                                      Registration No. 333-41158


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                ------------------------------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under


                           THE SECURITIES ACT OF 1933
                ------------------------------------------------
                              TRUSTCO BANK CORP NY
               (Exact name of registrant specified in its charter)


       NEW YORK                           6712                   14-1630287
    (State or other                 (Primary Standard          (IRS employer
jurisdiction of incorporation    Industrial Classification     Identification
    or organization)                   Code Number)                Number)

          320 STATE STREET, SCHENECTADY, NEW YORK 12305 (518) 377-3311 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WILLIAM F. TERRY
                                    Secretary
                              TrustCo Bank Corp NY
                                320 State Street
                           Schenectady, New York 12305
                                 (518) 377-3311
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                 ----------------------------------------------

                                   Copies to:



          John K. Pruellage, Esq.              Alan Schick, Esq.
          Lewis, Rice & Fingersh, L.C.         Luse Lehman Gorman
          500 North Broadway,                  Pomerenk & Schick, P.C.
          Suite 2000                           5335 Wisconsin Avenue, N.W.,
          St. Louis, Missouri 63102            Suite 400
          (314) 444-7600                       Washington, D.C.  20015
                                               (202) 274-2000


                 ----------------------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:
             AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS
       REGISTRATION STATEMENT. IF THE SECURITIES BEING REGISTERED ON THIS
          FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A

HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. / /

                         CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
   Title of each              Amount          Proposed maximum      Proposed maximum       Amount of
class of securities           To be            Offering price      Aggregate offering     Registration
 to be registered          Registered(1)        Per Unit(2)             price(2)             Fee(2)
--------------------------------------------------------------------------------------------------------
  Common Stock,          19,600,000 shares         N/A                    N/A                 N/A
par value $1.00 per
     share
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


(1) This amount is based upon the maximum number of shares of common stock of TrustCo Bank Corp NY ("TrustCo") issuable upon consummation of the exchange offer for shares of Hudson River Bancorp, Inc. ("Hudson") common stock based on the number of Hudson common shares outstanding as of June 8, 2000, as reported in Hudson's Annual Report on Form 10-K filed on June 20, 2000.


(2) The registration fee was computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "1933 Act"), and has already been paid by the Registrant.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE 1933 ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                           HUDSON RIVER BANCORP, INC.
                                       FOR
                   SHARES OF TRUSTCO BANK CORP NY COMMON STOCK
                                     MADE BY
                              TRUSTCO BANK CORP NY

         The purpose of this offer is for TrustCo to acquire control of, and ultimately the entire common equity interest in, Hudson. TrustCo intends, promptly after consummation of this offer, to have Hudson consummate a merger with TrustCo or a wholly owned subsidiary of TrustCo in which each outstanding share of common stock of Hudson, (except for treasury shares and shares of Hudson stock beneficially owned directly or indirectly by TrustCo for its own account, including those acquired pursuant to this offer) would be converted into TrustCo stock having a value of $14.


         We believe that our proposed business combination of TrustCo and Hudson would be more favorable to you than the proposed merger of Hudson and Cohoes Bancorp, Inc. announced on April 25, 2000. Under this offer, you will receive a number of shares of TrustCo common stock that have an aggregate value of $14.00 for each share of Hudson stock held by you. Based on the closing price of Hudson common stock on August __, 2000 the TrustCo offer of stock with a value of $14.00 would have represented a premium of $_____ per share, or approximately _____%, over the closing price of Hudson common.


         Our obligation to exchange TrustCo common stock for Hudson common stock is subject to the conditions listed under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer."

         The TrustCo common stock is listed on the Nasdaq National Market under the symbol "TRST," the Hudson common stock is listed on the Nasdaq under the symbol "HRBT", and the Cohoes common stock is listed on the Nasdaq under the symbol "COHB".

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are separately soliciting proxies from Hudson stockholders to vote against the proposed Hudson-Cohoes merger. Such solicitation of proxies is being made pursuant to proxy solicitation materials which are being mailed separately.

--------------------------------------------------------------------------------
         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE SECURITIES TRUSTCO IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


--------------------------------------------------------------------------------

                     TheInformation Agent for this offer is:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                            Toll Free 1-800-223-2064


                 The date of this Prospectus is August __, 2000

                                TABLE OF CONTENTS





                                                                                                  Page
                                                                                                  ----
SUMMARY TERM SHEET..................................................................................1

QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION................................................2

WHERE YOU CAN FIND MORE INFORMATION.................................................................6

PROSPECTUS SUMMARY..................................................................................9
 The TrustCo Exchange Offer (Page 28)...............................................................9
 Information about TrustCo and Hudson (Pages 14 and 15).............................................9
 Reasons for the TrustCo Exchange Offer (Page 26)...................................................9
 Comparative Market Price Information..............................................................10
 Dividend Policy of TrustCo (Page 13)..............................................................11
 The Offer (Page 28)...............................................................................11
    We Are Offering to Exchange Shares of TrustCo Stock Valued at $14.00 for
      Each Share of Hudson Stock...................................................................11
    Our Offer is Subject to Certain Conditions.....................................................12
    Our Offer is Currently Scheduled to Expire on _______, 2000....................................12
    Our Offer May be Extended, Terminated or Amended...............................................12
    Tendered Shares May be Withdrawn at any Time Prior to the Exchange of Such Shares..............13
    We May Provide a Subsequent Offering Period....................................................13
    Procedure for Tendering Shares.................................................................13
 No Appraisal Rights in Connection with the Offer (Page 68)........................................14
 TrustCo Will Account for the Merger Using the "Purchase"Method (Page 45)..........................14
 Forward-Looking Statements May Prove Inaccurate (Page 21).........................................14
 Offer to Acquire Cohoes (Page 27).................................................................14

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA...................................................15

SELECTED HISTORICAL FINANCIAL INFORMATION FOR TRUSTCO..............................................17

SELECTED HISTORICAL FINANCIAL INFORMATION OF HUDSON................................................18

SELECTED HISTORICAL FINANCIAL INFORMATION OF COHOES................................................20

SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION..................................................22

RISK FACTORS.......................................................................................26

  If we do not successfully integrate TrustCo's and Hudson's operations, the anticipated benefits of the acquisition of Hudson may not be fully realized........................................................................................26
  There is no guarantee that we will achieve our projected cost savings of approximately $15 million pre-tax...............................................................26
  There is no guarantee that we will not suffer net revenue run-off as a result of integrating Hudson's businesses into ours.......................................................26
  There can be no assurance that the integration process will not be adversely affected if Hudson's senior executive management or other employees are uncooperative in that process...................................................................27
  Your board of directors may delay satisfaction of certain conditions to our offer................27
  There is no guarantee that we will be successful in our attempt to merge with both Hudson and Cohoes..........................................................................27


  The actual value of the TrustCo common stock received by Hudson's security holders in exchange for shares of Hudson common stock may be more than or less than $14 per share at the time of exchange...............................................................28
  If TrustCo is able to consummate both the Hudson merger and the Cohoes merger, there is a risk that TrustCo may encounter difficulty in maintaining its current dividend level..................................................................................28
  If successful, the offer will result in a book-value dilution....................................28
BACKGROUND OF THE EXCHANGE OFFER...................................................................29
  Past Contacts....................................................................................29
  Purpose of the Exchange Offer; the TrustCo-Hudson Merger.........................................30
  Benefits of the Transaction......................................................................30
  Offer to Acquire Cohoes..........................................................................30

THE EXCHANGE OFFER.................................................................................31
  General..........................................................................................31
  Extension, Termination and Amendment.............................................................33
  Exchange of Shares; Exchange Consideration.......................................................34
  Cash in Lieu of Fractional Shares of TrustCo Common Stock........................................34
  Withdrawal Rights................................................................................34
  Procedure for Tendering Shares...................................................................35
  Material Federal Income Tax Consequences.........................................................36
    Tax Consequences to Hudson Shareholders if the Exchange Offer and the TrustCo-Hudson
     Merger Qualify as a Reorganization............................................................38
    Tax Consequences to Hudson Shareholders if the Exchange Offer and the TrustCo-Hudson Merger
     Do Not Qualify as a Reorganization............................................................38
  Effect of Exchange Offer on Market for Shares....................................................39
  Resale of TrustCo Common Stock...................................................................39
  Certain Legal Matters............................................................................40
    General........................................................................................40
    Federal Regulatory Matters.....................................................................40
    Anticipated Approvals..........................................................................41

  Certain Conditions of the Exchange Offer.........................................................42
    Minimum Tender Condition.......................................................................42
    Regulatory Approval Condition..................................................................42
    Removal of Impediments Condition...............................................................42
    TrustCo Stockholder Approval Condition.........................................................44
    Tax Opinion....................................................................................44
    Material Adverse Effect Condition..............................................................45
    Termination of the Hudson-Cohoes Merger Agreement..............................................45
    Termination of the Hudson-Cohoes Option Agreement..............................................46
    Stockholder Disapproval of the Hudson-Cohoes Merger............................................47
    Definitive TrustCo-Hudson Merger Agreement.....................................................47
    Effective Registration Statement...............................................................47

Waiver of Conditions...............................................................................48
    Fees and Expenses..............................................................................48
    Accounting Treatment...........................................................................48
    Nasdaq Listing.................................................................................48
    Source of Funds................................................................................48
    Treatment of Hudson Stock Options..............................................................48

RECENT DEVELOPMENTS................................................................................49

TRUSTCO'S DIRECTORS AND SENIOR OFFICERS............................................................50


UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.................................................51
  Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2000...........................53
    TrustCo and Hudson Combined....................................................................53
    TrustCo and Cohoes Combined....................................................................54
    TrustCo, Hudson and Cohoes Combined............................................................55
  Unaudited Pro Forma Condensed Combined Statements of Income for the 12 Months
   Ended December 31, 1999.........................................................................56
    TrustCo and Hudson Combined....................................................................56
    TrustCo and Cohoes Combined....................................................................57
    TrustCo, Hudson and Cohoes Combined............................................................58
  Unaudited Pro Forma Condensed Combined Statements of Income for the 3 Months
   Ended March 31, 2000............................................................................59
    TrustCo and Hudson Combined....................................................................59
    TrustCo and Cohoes Combined....................................................................60
    TrustCo, Hudson and Cohoes Combined............................................................61
  Summary of Purchase Accounting Adjustments March 31, 2000........................................62

DESCRIPTION OF TRUSTCO'S CAPITAL STOCK`............................................................66
  General..........................................................................................66
  Common Stock.....................................................................................66
    Voting Rights..................................................................................66
    Dividend Rights................................................................................66
    Liquidation Rights.............................................................................66
    Other Characteristics..........................................................................66
    Transfer Agent.................................................................................66
  Preferred Stock..................................................................................67

DESCRIPTION OF HUDSON'S CAPITAL STOCK..............................................................67
  General..........................................................................................67
  Common Stock.....................................................................................67
  Preferred Stock..................................................................................67

COMPARISON OF SHAREHOLDER RIGHTS...................................................................67
  Stockholder Vote Required for Certain Transactions...............................................68
    Business Combinations..........................................................................68
    Removal of Directors...........................................................................69
    Amendments to Certificate of Incorporation and Bylaws..........................................69
    Voting Rights..................................................................................70
  Special Meeting of Stockholders; Stockholder Action by Written Consent...........................71
    Dissenters'Rights..............................................................................71
    Anti-Takeover Statutes and Provisions..........................................................72
    Indemnification................................................................................73
    Limitation of Liability of Directors...........................................................74
    Consideration of Non-Stockholder Interests.....................................................74

LEGAL OPINION......................................................................................75

EXPERTS............................................................................................75

Exhibit A.........................................................................................A-1

Exhibit B.........................................................................................B-1

Exhibit Index....................................................................................II-6


         This document incorporates important business and financial information about TrustCo, Hudson and Cohoes from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See "WHERE YOU CAN FIND MORE INFORMATION."

         You also may request copies of these documents from us, without charge, upon written or oral request to William F. Terry, TrustCo Bank Corp NY, 320 State Street, Schenectady, New York, 12305, (518) 377-3311.

         In order to receive timely delivery of the documents, you must make your requests no later than __________, 2000.

                               SUMMARY TERM SHEET


         Following is a summary of the most material terms of our Tender Offer:



         - We will exchange all shares of Hudson common stock for shares of TrustCo common stock



         - Exchange Ratio: You will receive shares of TrustCo common stock for each of your shares of Hudson common stock so that the total value per share received is $14.00.



         -    Our offer is subject to several conditions, including:



              1) the tender of enough shares of Hudson stock so that, after completion of our offer, we own at least a majority of the outstanding shares of Hudson stock (on a fully diluted basis);



              2) the stockholders of Hudson not having approved the merger of Hudson and Cohoes;



              3)   the valid termination of the Hudson-Cohoes merger agreement;



              4) the valid termination of the stock option agreement between Hudson and Cohoes dated as of April 25, 2000;



              5) the execution of a definitive merger agreement between TrustCo and Hudson and the approval thereof by Hudson's Board and shareholders;



              6)   the receipt of all required regulatory approvals;



              7) the receipt of an opinion letter that a TrustCo-Hudson Merger ("TrustCo-Hudson Merger") would be a tax-free transaction;



              8) our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover impediments found in Hudson's Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Hudson Merger; and



              9) the approval by our stockholders of the issuance of TrustCo stock in our offer.



         These conditions are described in greater detail in the Prospectus at pages 42 through 47



         - You will not receive fractional shares but will receive cash instead in an amount equal to the average closing price of one share of TrustCo stock on the Nasdaq measured as of a 20-day period ending 5 days before the closing of our Tender Offer multiplied by the fractional share of TrustCo common stock that you are entitled to receive.



         - Our offer will remain open until __________, 2000, but we have a right to extend the offering period.



         - Following the completion of the Tender Offer, we intend to merge Hudson into TrustCo or a subsidiary of TrustCo.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q:       WHAT IS TRUSTCO PROPOSING?


A: We are proposing to acquire control of, and ultimately the entire common equity interest in, Hudson by first offering to exchange all outstanding shares of Hudson stock for shares of TrustCo stock. Second, we intend, promptly after completion of the offer, to merge Hudson with TrustCo or a wholly owned subsidiary of TrustCo. As a result of the TrustCo-Hudson Merger, each share of Hudson stock which has not been exchanged or accepted for exchange would be converted into the same number of shares of TrustCo stock per share of Hudson common stock as is paid in the offer.


Q:       WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?

A: For each share of Hudson stock validly tendered and not properly withdrawn by you, you will receive such number of shares of TrustCo stock which have an aggregate value equal to $14.00 (such number of shares to be determined by the average closing price of the TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer). You will not receive any fractional shares of TrustCo stock. Instead, you will receive cash in an amount equal to the average closing price of one share of TrustCo stock on the Nasdaq over such 20-day period multiplied by the fractional share of TrustCo stock you are entitled to receive.

Q: WHY IS A TRANSACTION WITH TRUSTCO BETTER THAN THE PROPOSED MERGER OF HUDSON AND COHOES?

A: The TrustCo offer is $14.00 of TrustCo stock for each share of Hudson stock. In the proposed Hudson-Cohoes merger, you would not receive any consideration or other payment. Based on the closing price of Hudson stock on _____, 2000, the TrustCo offer represents a premium of $_____ per share of Hudson stock, or approximately _____%, over closing price on that day.

         In addition, we believe that our proposed offer represents an opportunity to enhance value for Hudson stockholders by providing, among other things:


         - a premium over the price levels at which we believe Hudson stock would be trading in the absence of our offer;


         -    better long-term growth prospects;

         -    improved cash dividends; and


         - TrustCo stock, a stock which has exhibited superior performance when compared in most respects to Hudson stock (for example, TrustCo has realized a 23% average annual total return for the three year period ended December 31, 1999).


Q:       HOW DO I PARTICIPATE IN YOUR OFFER?

A:       To tender your shares of Hudson stock, you should do the following.

         - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificate to ChaseMellon Shareholder Services, the exchange agent for the offer, at the address specified on the back cover page of this Prospectus before the expiration date of the offer.

         - If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of the offer.

Q: WILL I CONTINUE TO RECEIVE DIVIDENDS AND HAVE VOTING RIGHTS WITH RESPECT TO HUDSON SHARES THAT I TENDER TO YOU?

A: Yes. Until we accept your shares of Hudson stock for exchange at the completion of our offer, you will be entitled to receive any dividends paid on your tendered shares of Hudson stock and you will continue to have the right to vote your tendered shares. Once we complete our offer and exchange all shares of Hudson stock tendered by you in the offer and not withdrawn, you will own TrustCo stock and will have all dividend and voting rights of a TrustCo stockholder.

Q:       WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?


A: Shares of Hudson stock tendered in the offer may be withdrawn by you at any time after _________, 2000 and prior to the exchange of your shares for TrustCo stock. Your withdrawal will only be effective if the exchange agent receives a written notice of withdrawal at the address on the back cover of this Prospectus, or by facsimile at (201) 296-4293. The written notice must contain your name, address, social security number, number of shares of Hudson stock to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this Prospectus under "THE EXCHANGE OFFER--Withdrawal Rights."


Q:       HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?

A: We have taken several steps in furtherance of our offer, including the following.

         - We have been actively soliciting Hudson stockholders to vote against the proposed Hudson-Cohoes merger.

         - We expect to commence our offer in the next day or so by mailing this Prospectus and the related letter of transmittal to Hudson stockholders.

         - We expect to file within the next several days applications with the Federal Reserve Board to obtain the regulatory approvals necessary to complete the offer and a TrustCo-Hudson Merger.


         - We intend to file with the SEC proxy materials to be used for soliciting the approval by our stockholders of the issuance of our shares in the offer and a TrustCo-Hudson Merger.


Q:       HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED OFFER?

A: A condition to the Hudson-Cohoes merger is that the Hudson stockholders approve the merger. If the Hudson stockholders do not approve the proposed Hudson-Cohoes merger, the timing of completion of this offer will depend on when the Hudson-Cohoes merger agreement is terminated. Both Hudson and Cohoes have the right to terminate the Hudson-Cohoes merger agreement if stockholder approval is not obtained. If either Cohoes or Hudson terminates the merger agreement promptly after the Hudson stockholders fail to approve the Hudson-Cohoes merger, the offer could close in the later part of the first quarter of 2001. If the Hudson-Cohoes merger agreement is not terminated until February 28, 2001, which is the earliest date that Cohoes or Hudson can otherwise terminate the agreement, the offer could close in the second quarter of 2001. These schedules assume that the Hudson board of directors promptly cooperates with us following termination of the Hudson-Cohoes merger agreement. However, the Hudson board may try to delay our offer. By tendering your shares, you will be sending a message to Hudson management and the Hudson board that you want Hudson to participate in a combination with us.

Q:       WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:       Our offer is subject to several conditions, including:

         - tender of enough shares of Hudson stock so that, after completion of our offer, we own at least a majority of the outstanding shares of Hudson stock (on a fully diluted basis);

         - the stockholders of Hudson not having approved the merger of Hudson and Cohoes;

         -    the valid termination of the Hudson-Cohoes merger agreement;


         - the valid termination of the stock option agreement between Hudson and Cohoes dated as of April 25, 2000;



         - the execution of a definitive merger agreement between TrustCo and Hudson and the approval thereof by Hudson's Board and shareholders;


         -    the receipt of all required regulatory approvals;


         - the receipt of an opinion that a TrustCo-Hudson Merger would qualify as a tax-free transaction;


         -    the effectiveness of this Registration Statement;


         - our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover impediments found in Hudson's Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Hudson Merger; and


         - the approval by our stockholders of the issuance of TrustCo stock in our offer.

         These conditions and other conditions to our offer are discussed in this Prospectus under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer."

Q:       WILL I BE TAXED ON THE TRUSTCO SHARES THAT I RECEIVE?

A: We expect that you will not be taxed on the shares of TrustCo stock that you receive, except to the extent that you receive cash in lieu of fractional shares. In general, however, we expect that, if you realize a gain on the exchange, you will be required to recognize gain up to the amount of cash that you receive, but that, if you realize a loss on the exchange, you will not be permitted to recognize such loss.

Q:       WHERE CAN I FIND OUT MORE INFORMATION ABOUT TRUSTCO AND HUDSON?

A: You can find out information about TrustCo and Hudson from various sources described under "WHERE YOU CAN FIND MORE INFORMATION."

Q:       WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A: You can contact our information agent, Georgeson Shareholder Communications Inc. toll-free at 1-800-223-2064.

WHERE YOU CAN FIND MORE INFORMATION

         TrustCo and Hudson file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy this information at the following locations of the SEC:

Public Reference Room   North East Regional Office  Midwest Regional Office
450 Fifth Street, N.W.  7 World Trade Center        500 West Madison Street
Room 1024               Suite 1300                  Suite 1400
Washington, D.C. 20549  New York, New York 10048    Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like TrustCo and Hudson, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

         We filed a Registration Statement on Form S-4 to register with the SEC the shares of TrustCo common stock to be issued pursuant to our offer. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. In addition, on the day that we commence the offer we will file with the SEC a statement on Schedule TO pursuant to rule 14d-3 under the 1934 Act to furnish certain information about our offer. You may obtain copies of the Form S-4 or, once filed, the Schedule TO (and any amendments to those documents) in the manner described above.

         The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus. This Prospectus incorporates by reference the documents set forth below that TrustCo and Hudson have previously filed with the SEC. These documents contain important information about TrustCo and Hudson and their financial condition.


         The following documents listed below that TrustCo, Hudson and Cohoes have previously filed with the SEC are incorporated by reference:




TRUSTCO SEC FILINGS                      PERIOD
-------------------                      ------
Annual Report on Form 10-K               Year ended December 31, 1999, as filed
                                         on March 24, 2000

Quarterly Report on Form 10-Q            Quarter ended March 31, 2000, as filed
                                         on May 9, 2000.

The description of TrustCo common
stock set forth in TrustCo's
registration statements filed by
TrustCo pursuant to Section 12 of
the 1934 Act, including any
amendment or report filed for
purposes of updating any such
description.

The portions of TrustCo's proxy
statement for the annual meeting
of stockholders held on May 15,
2000 that have been incorporated
by reference in the 1999 TrustCo
Form 10-K.                               Filed on April 3, 2000


Current Reports on Form 8-K              Filed on:
                                         -  June 7, 2000
                                         -  May 16, 2000
                                         -  April 18, 2000





HUDSON SEC FILINGS                       PERIOD
------------------                       ------
Annual Report on Form 10-K               Year ended March 31, 2000, as filed on
                                         June 20, 2000

The description of Hudson common         Filed on May 4, 1998
stock set forth in Hudson'
registration statement on Form 8-A
filed pursuant to Section 12 of
the 1934 Act, including any
amendment or report filed with the
SEC for the purpose of updating
this description.

Current Reports on Form 8-K              Filed on:
                                         -  May 5, 2000





COHOES SEC FILINGS                       PERIOD
------------------                       ------
Annual Report on Form 10-K               Year ended June 30, 2000, as filed on
                                         September 28, 1999

Current Reports on Form 8-K              Filed on:
                                         -  May 5, 2000





         All documents filed by TrustCo, Cohoes and Hudson pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act from the date of this Prospectus to the date that shares of Hudson stock are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.



         DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO WILLIAM F. TERRY, CORPORATE SECRETARY, TRUSTCO BANK CORP NY, 320 STATE STREET, SCHENECTADY, NEW YORK 12305, (518) 377-3311. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN __________, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS (INCLUDING E-MAIL), WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.


         We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this Prospectus or in any of the materials that we have incorporated into this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               PROSPECTUS SUMMARY

         THIS BRIEF SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT SHOULD BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU TO FULLY UNDERSTAND THE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE TRUSTCO EXCHANGE OFFER (PAGE 28)

         We are proposing a business combination of TrustCo and Hudson. For each share of Hudson stock tendered and not withdrawn by you, we are offering to exchange shares of TrustCo common stock which have a market value equal to $14.00 (the number of shares to be determined by the average closing price of TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer. We intend, promptly after completion of the offer, to merge Hudson with TrustCo or a wholly owned subsidiary of TrustCo. Each share of Hudson stock that has not been exchanged or accepted for exchange in the offer would be converted into the same number of shares of TrustCo stock as is paid in the offer.

INFORMATION ABOUT TRUSTCO AND HUDSON (PAGES 14 AND 15)

         TRUSTCO BANK CORP NY, 320 State Street, Schenectady, New York 12305
(518) 377-3311.


         TrustCo is a New York corporation and a one-bank holding company registered under the Bank Holding Company Act of 1956, headquartered in Schenectady, New York. TrustCo provides a full range of financial and fiduciary services through its bank subsidiary, Trustco Bank, National Association, which has 53 banking offices in the upstate New York area. As of March 31, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total shareholders' equity of approximately $171 million. On February 21, 2000, TrustCo entered into an agreement to acquire Landmark Financial Corp., Canajoharie, New York, for $21.00 per share, cash. This transaction was completed on July 28, 2000. As of March 31, 2000, Landmark had, on a consolidated basis, total assets of approximately $25.4 million, total deposits of approximately $21.9 million and total shareholders' equity of approximately $1.9 million.


         HUDSON RIVER BANCORP, INC. One Hudson City Centre, Hudson, New York 12534 (518) 828-4600

         Hudson is a savings and loan holding company whose primary subsidiary is Hudson River Bank & Trust Company, a New York-chartered savings bank that operates 17 banking offices throughout New York's Capital Region. At March 31, 2000, Hudson had, on a consolidated basis, total assets of approximately $1.1 billion, total deposits of approximately $749 million and total shareholders' equity of approximately $201 million.

REASONS FOR THE TRUSTCO EXCHANGE OFFER (PAGE 26)

         We believe that our acquisition of Hudson represents a compelling opportunity to enhance value for both Hudson and TrustCo stockholders. Among the benefits that we believe Hudson stockholders would obtain from the combination of TrustCo and Hudson are the following:


         - PREMIUM TO CURRENT VALUE. Based on __________, 2000 closing price of Hudson's stock on the Nasdaq, our offer represents a premium of $____, or approximately ___% over the value Hudson common stock on that date.


         - BETTER LONG-TERM GROWTH PROSPECTS . We believe that a combination of TrustCo and Hudson has better long-term growth prospects than the proposed Hudson-Cohoes merger, potentially resulting in increased shareholder value over the long-term.

         - IMPROVED CASH DIVIDENDS. Based on TrustCo's current annual dividend of $0.60 per share, Hudson stockholders would receive a pro forma equivalent dividend of $0.76, or 280% above the

              Hudson current annual dividend rate. Because the actual number of shares of TrustCo Common Stock that Hudson stockholders will receive is not yet fixed, the estimated amount of cash dividends Hudson stockholders will receive will fluctuate with the value of TrustCo Common Stock.



         - SUPERIOR PERFORMANCE. Based on past performance of TrustCo stock (TrustCo has realized more than a 23% average annual total return for each of the three-year, five-year and seven-year periods ended December 31, 1999), we believe that Hudson stockholders will realize superior performance over Hudson common stock. It should be noted, however, that each specific aspect of the performance of TrustCo's common stock may not, in all cases, be superior to that of Hudson's common stock.


         The following table lists the current annual dividends for TrustCo and Hudson, and the pro forma equivalent annual dividend per Hudson share for the proposed combination of TrustCo and Hudson (based on our current annual dividend and the exchange ratio in our offer).


                                                        TrustCo Proposal
   Current Annualized        Current Annualized       Pro Forma Equivalent
   Dividend - Trustco         Dividend - Hudson         Per Hudson Share
   ------------------        ------------------       --------------------
          $0.60                     $0.20                     $0.76



COMPARATIVE MARKET PRICE INFORMATION

         TrustCo, Hudson and Cohoes common stock trade on the Nasdaq under the symbols "TRST", "HRBT" and "COHB", respectively.

         The following table lists the closing prices on the Nasdaq of the stock of TrustCo and Hudson, the value of the TrustCo offer per share of Hudson stock, and the estimated number of shares of TrustCo stock to be exchanged for each share of Hudson stock, on June 23, 2000, the last trading day before we announced the offer, and on __________, 2000, the last trading day before the date of this Prospectus. Because the value of the TrustCo stock you will receive per share of Hudson stock is fixed at $14.00, the number of shares of TrustCo stock you will receive will fluctuate as the market price of TrustCo stock changes.


                                                 Value of        Estimated
                                                  Hudson           Number
                                                  Common         of Shares
                                                   Stock         of TrustCo
                                                   Under           Common
                                                  TrustCo         Stock To
                     Trustco         Hudson        Offer         be Received
                     -------        --------     --------        -----------
June 23, 2000        $10.875        $10.375       $14.00            1.287
_________, 2000      $___            $___         $14.00          __________


         The table below sets forth the high and low last sale prices for TrustCo's, and Hudson's common stock for the periods indicated, as reported on Nasdaq. TrustCo's fiscal year ends December 31 and Hudson's fiscal year ends March 31.

                                     Trustco Common            Hudson Common*
                                    --------------------------------------------
     Year     Quarter Ended          High       Low           High         Low
    ------    --------------        ------     ------        ------       ------
     1998       March 31            $12.88     $10.60          --           --
                June 30              12.99      11.20          --           --
                September 30         13.59      10.82         13.75        9.38
                December 31          15.00      11.41         11.75        8.75

     1999       March 31             15.00      12.47         12.00       10.06
                June 30              14.50      12.50         11.75        9.88
                September 30         15.28      12.22         12.13       10.75
                December 31          15.44      12.75         11.25        9.75

     2000       March 31             13.75      10.25         10.56        9.50
                June 30              12.75      10.63         12.06        9.13
                September 30
               (through _____,
                2000)


*   Hudson stock started trading in July 1998.

         You can obtain current stock price quotations for TrustCo and Hudson from a newspaper, on the Internet or by calling your broker.

DIVIDEND POLICY OF TRUSTCO (PAGE 13)


         The holders of TrustCo stock receive dividends if and when declared by the TrustCo board of directors out of legally available funds. Our past practice has been to pay dividends at a rate of 65% to 85% of operating earnings. For each of the past two fiscal quarters, we have paid a quarterly cash dividend of $0.15 per share. Following completion of the offer and a TrustCo-Hudson Merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our stock in the future.


THE OFFER (PAGE 28)

         WE ARE OFFERING TO EXCHANGE SHARES OF TRUSTCO STOCK VALUED AT $14.00 FOR EACH SHARE OF HUDSON STOCK

         We are offering, upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal, to exchange shares of TrustCo stock with an aggregate value of $14.00 for each outstanding share of Hudson stock that is validly tendered on or before the expiration date and not properly withdrawn. The term "expiration date" means 12:00 midnight, New York time, on __________, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived.

         OUR OFFER IS SUBJECT TO CERTAIN CONDITIONS

         Our offer to exchange shares of TrustCo stock for shares of Hudson stock is subject to several conditions referred to under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer," including the following conditions:

         - tender of enough shares of Hudson stock so that, after completion of the offer, we own at least a majority of the shares of Hudson stock (on a fully diluted basis);

         - the stockholders of Hudson not having approved the merger of Hudson and Cohoes;

         - the valid termination of the proposed Hudson-Cohoes merger agreement;


         - the valid termination of the Hudson-Cohoes option agreement dated as of April 25, 2000;



         - the execution of a definitive merger agreement between TrustCo and Hudson and the approval thereof by Hudson's Board and shareholders;


         -    the receipt of all required regulatory approvals;


         - our obtaining an opinion that the TrustCo-Hudson Merger can be accomplished as a tax-free transaction;



         - our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover provisions found in Hudson's Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Hudson Merger; and


         - the approval by our stockholders of the issuance of our stock in the offer.

         OUR OFFER IS CURRENTLY SCHEDULED TO EXPIRE ON _______, 2000

         Our offer is currently scheduled to expire on __________, 2000. However, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "THE EXCHANGE OFFER--Extension, Termination and Amendment."

         OUR OFFER MAY BE EXTENDED, TERMINATED OR AMENDED

         We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all shares of Hudson stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Hudson shares.

         Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

         - to delay our acceptance for exchange or our exchange of any shares of Hudson stock pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any shares of Hudson stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date, or upon the failure of the condition relating to regulatory approvals to be satisfied at any time after the expiration date regardless of whether we previously accepted for exchange or exchanged any shares of Hudson stock; and

         - to waive any condition (other than the conditions relating to the TrustCo stockholder approval, regulatory approvals and the effectiveness of the Registration Statement for the shares of TrustCo stock to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

         We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law (including rules 14d-4(c) and 14d-6(d) under the 1934 Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, shares of Hudson stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date, and promptly after they are tendered during any subsequent offering period.

         TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OF SUCH SHARES

         Your tender of shares of Hudson stock pursuant to the offer is irrevocable, except that shares of Hudson stock tendered pursuant to the offer may be withdrawn at any time after __________, 2000 and prior to the time that your shares have been exchanged for TrustCo stock following completion of our offer.

         WE MAY PROVIDE A SUBSEQUENT OFFERING PERIOD

         We may, although we do not currently intend to, elect to provide a subsequent offering period of three to twenty business days after the acceptance of shares of Hudson stock pursuant to the offer if the requirements under rule 14d-11 of the 1934 Act have been met. You will not have the right to withdraw shares of Hudson stock that you tender in the subsequent offering period, if any.

         PROCEDURE FOR TENDERING SHARES

         For you to validly tender shares of Hudson stock pursuant to our offer:

         - a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message (which is explained below) in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at its address set forth on the back cover of this Prospectus, and certificates for tendered shares of Hudson stock must be received by the exchange agent at such address, or those shares must be tendered pursuant to the procedures for a book-entry tender set forth in "THE EXCHANGE OFFER--Procedure for Tendering Shares" (and a confirmation of receipt of such tender received), in each case before the expiration date; or

         - you must comply with the guaranteed delivery procedures set forth in "THE EXCHANGE OFFER--procedure for Tendering Shares."

NO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER (PAGE 68)


         The offer does not entitle you to appraisal rights with respect to your shares of Hudson stock. Hudson stockholders who have not validly tendered their shares in the offer and do not vote in favor of the proposed TrustCo-Hudson Merger will not have the right under the Delaware General Corporation Law to dissent and demand appraisal of their shares of Hudson stock.

TRUSTCO WILL ACCOUNT FOR THE MERGER USING THE "PURCHASE" METHOD (PAGE 45)


         TrustCo will account for the TrustCo-Hudson Merger as a purchase for financial reporting purposes.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 21)

         This Prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of TrustCo, Hudson and Cohoes, as well as information relating to the exchange offer. Also, statements preceded by, followed by or that include the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements involve various risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

OFFER TO ACQUIRE COHOES (PAGE 27)

         On June 8, 2000, TrustCo made an offer to acquire all of the issued and outstanding shares of Cohoes for TrustCo stock valued at $16 for each Cohoes share.


         Neither this offer nor the proposed TrustCo-Hudson Merger is conditioned on the approval or consummation of TrustCo's offer to Cohoes.

                SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

                                   (unaudited)

         The following tables show book value per share as of March 31, 2000 for each of TrustCo, Hudson, Cohoes, TrustCo/Hudson combined and TrustCo/Hudson/Cohoes combined. Also shown is historical net income per share and dividends per share information for each of TrustCo, Hudson and Cohoes for the three months ended March 31, 2000 and the twelve months ended December 31, 1999 and similar pro forma information for TrustCo/Hudson combined and TrustCo/ Hudson/Cohoes combined for the three months ended March 31, 2000. Also shown, for comparative purposes, is historical net income per share information for Hudson for the twelve months ended March 31, 2000 and Cohoes for the twelve months ended June 30, 1999, their most recently reported fiscal year ends.

         The information concerning Hudson and Cohoes is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Hudson or Cohoes amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transaction is completed. The pro forma results are also not necessarily indicative of the future financial position or future operating results of the combined company. In particular, TrustCo expects to achieve operating cost savings as a result of the Hudson and Cohoes transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction" No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.


                                                       3 MONTHS           12 MONTHS
                                                        ENDED               ENDED                FISCAL
NET INCOME PER COMMON SHARE:                        MARCH 31, 2000     DECEMBER 31, 1999      YEAR-END (1)
                                                    --------------     -----------------      ------------
Historical - Basic
  TrustCo                                              $   0.19            $   0.71            $   0.71
  Hudson                                                   0.18                0.59                0.65
  Cohoes                                                   0.21                0.70                0.37
Pro forma combined TrustCo/Hudson                          0.17                0.63
Pro forma combined TrustCo/Hudson/Cohoes                   0.17                0.61

Historical - Diluted
  TrustCo                                              $   0.19            $   0.68            $   0.68
  Hudson                                                   0.18                0.59                0.65
  Cohoes                                                   0.21                0.70                0.37
Pro forma combined TrustCo/Hudson                          0.17                0.61
Pro forma combined TrustCo/Hudson/Cohoes                   0.16                0.60



                                                       3 MONTHS           12 MONTHS
                                                        ENDED               ENDED                FISCAL
DIVIDENDS PER COMMON SHARE:                         MARCH 31, 2000     DECEMBER 31, 1999      YEAR-END (1)
                                                    --------------     -----------------      ------------
Historical
  TrustCo                                              $   0.15            $   0.56
  Hudson                                                   0.05                0.09
  Cohoes                                                   0.07                0.18
Equivalent dividends per common share
  Hudson (2)(4)                                            0.19                0.71
  Cohoes (3)                                           $   0.22            $   0.81




                                                                             TANGIBLE
PER COMMON SHARE AT MARCH 31, 2000:                    BOOK VALUE           BOOK VALUE
                                                       ----------           ----------
Historical
  TrustCo                                              $    3.19            $    3.19
  Hudson                                                   12.85                12.11
  Cohoes                                                   15.12                14.90
Pro forma combined TrustCo/Hudson                           5.33                 5.08
Pro forma combined TrustCo/Hudson/Cohoes                    6.13                 5.84




(1) For the Fiscal Year-End amount, TrustCo has a fiscal year end of December 31, 1999, Cohoes has a fiscal year end of June 30, 1999 and Hudson has a fiscal year end of March 31, 2000. Fiscal year-end data is for the last six months of the fiscal year because Cohoes did not have common stock outstanding prior to its initial public offering on July 1, 2000.


(2) Equivalent dividends per share are calculated for Hudson by multiplying the historical TrustCo dividends per share by the estimated transaction exchange rate of 1.2727, which is calculated by dividing the Hudson acquisition price of $14.00 by the $11.00 market value of TrustCo stock.

(3) Equivalent dividends per share are calculated for Cohoes by multiplying the historical TrustCo dividends per share by the estimated transaction exchange rate of 1.4545, which is calculated by dividing the Cohoes acquisition price of $16.00 by the $11.00 market value of TrustCo stock.


(4) Due to the fact that the exchange ratio of TrustCo stock to Hudson stock has not yet been determined, it should be noted that the pro forma estimated dividend rate is subject to fluctuation.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR TRUSTCO

         The following is a summary of selected consolidated financial data of TrustCo for each of the years in the five-year period ended December 31, 1999 and the three-month periods ended March 31, 2000 and 1999. This information is derived from reports previously filed by TrustCo with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with these financial statements and their accompanying notes. We believe that this financial information includes all adjustments necessary for a fair presentation of such information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. This information does not reflect the pro forma effect of our pending acquisition of Landmark, which we expect to complete in the third quarter of 2000.


                              TRUSTCO BANK CORP NY
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)


                                               AT MARCH 31,                                  AT DECEMBER 31,
                                          -----------------------    --------------------------------------------------------------
                                            2000         1999          1999         1998         1997         1996         1995
                                           -------      -------      --------     --------     --------     --------     --------
Selected Consolidated Financial Data:
Total assets                              $2,353,653   $2,434,163    $2,364,022   $2,485,080   $2,372,265   $2,261,780   $2,176,185
Loans, net                                 1,298,824    1,263,416     1,293,989    1,268,328    1,244,821    1,190,321    1,177,822
Securities available for sale                653,593      681,160       640,830      717,410      601,899      618,670      640,206
Deposits                                   1,991,058    2,060,558     1,994,909    2,107,414    2,021,863    1,953,146    1,930,649
Borrowings                                   145,034      144,350       152,782      147,924      127,850      111,662       56,654
Shareholders' equity                         170,544      185,217       166,356      185,842      178,825      162,400      160,099



                                             FOR THE THREE MONTHS
                                                ENDED MARCH 31,                       FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------      ------------------------------------------------------------
                                               2000        1999          1999         1998         1997         1996         1995
                                              -------     -------      --------     --------     --------     --------     --------
Selected Operating Data:
Interest income                               $42,244     $41,666      $167,205     $174,050     $172,005     $166,647     $161,552
Interest expense                               17,801      19,239        74,013       88,347       86,520       82,342       80,200
                                              -------     -------      --------     --------     --------     --------     --------
Net interest income                            24,443      22,427        93,192       85,703       85,485       84,305       81,352
Provision for loan losses                         850       1,513         5,063        4,610        5,414         ,577       12,698
                                              -------     -------      --------     --------     --------     --------     --------
Net interest income after provision            23,593      20,914        88,129       81,093       80,071       77,728       68,654
Noninterest income                              3,802       5,420        15,416       22,122       17,222       10,313       14,067
Noninterest expense                            11,922      12,202        45,636       48,765       46,226       42,015       44,440
                                              -------     -------      --------     --------     --------     --------     --------
Income before income taxes                     15,473      14,132        57,909       54,450       51,067       46,026       38,281
Income tax expense                              5,203       4,809        19,724       19,435       18,892       17,327       12,754
                                              -------     -------      --------     --------     --------     --------     --------
Net income                                    $10,270     $ 9,323      $ 38,185     $ 35,015     $ 32,175     $ 28,699     $ 25,527
                                              -------     -------      --------     --------     --------     --------     --------
                                              -------     -------      --------     --------     --------     --------     --------

Selected Operating Ratios and Other Data:(2)
Return on average assets                        1.76%       1.55%        1.58%         1.44%        1.40%        1.29%        1.23%
Return on average shareholders'
equity(1)                                      24.24       22.45        22.52         21.47        20.23        19.05        18.03
Cash dividend payout ratio                     78.07       79.42        79.16         75.97        72.34        70.38        69.55
Efficiency ratio                               38.31       41.31        38.62         40.26        40.61        39.51        42.52
Net interest margin                             4.47        3.94         3.82          3.81         4.02         4.07         4.18
Book value per share                           $3.19       $3.44        $3.11         $3.47        $3.32        $3.01        $2.98
Cash dividends per share                        0.15        0.14         0.56          0.50         0.43         0.38         0.33
Basic earnings per share                        0.19        0.17         0.71          0.65         0.59         0.53         0.48
Diluted earnings per share                      0.17        0.16         0.68          0.63         0.58         0.52         0.47


(1) Calculated excluding the market value adjustment on securities available for sale.
(2) Where appropriate ratios have been presented on an annualized basis.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF HUDSON

         The following is a summary of selected consolidated financial data of Hudson and Hudson River Bank & Trust Company for each of the years in the five-year period ended March 31, 1999 and the nine-month periods ended December 31, 2000 and 1999. This information is derived from reports previously filed by Hudson and Hudson River Bank & Trust Company with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with Hudson's financial statements and their accompanying notes. Certain Hudson financial information has been reclassified to conform with TrustCo's financial information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                           HUDSON RIVER BANCORP, INC.
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)


                                                                              AT OR FOR THE YEARS ENDED MARCH 31,
                                                            -------------------------------------------------------------------
                                                               2000          1999          1998          1997           1996
                                                            -----------   -----------   -----------   -----------   -----------
Earnings:
Interest income                                             $    76,423   $    63,526   $    55,387   $    52,881   $    49,082
Interest expense                                                 30,509        26,000        25,977        25,426        24,086
                                                            -----------   -----------   -----------   -----------   -----------
Net interest income                                              45,914        37,526        29,410        27,455        24,996
                                                            -----------   -----------   -----------   -----------   -----------
Provision for loan losses                                         6,200         7,341         8,491         3,826         1,090
Other operating income                                            2,588         2,418         2,845         1,825         1,635
Other operating expenses                                         27,788        26,612        19,030        16,187        14,199
                                                            -----------   -----------   -----------   -----------   -----------
Income before tax expenses                                       14,514         5,991         4,734         9,267        11,342
Tax expense                                                       4,988         2,184         1,903         3,607         4,298
                                                            -----------   -----------   -----------   -----------   -----------
Net income                                                  $     9,526   $     3,807   $     2,831   $     5,660   $     7,044
                                                            -----------   -----------   -----------   -----------   -----------
                                                            -----------   -----------   -----------   -----------   -----------
Per Share Data (1):
Basic earnings per share                                    $      0.65   $      0.17            --            --            --
Diluted earnings per share                                         0.65          0.17            --            --            --
Book value at year end                                            14.50         14.02            --            --            --
Book value at year end, including unallocated ESOP shares
 and unvested RRP shares                                          12.85         12.39            --            --            --
Tangible book value per share at year end                         13.66         13.81            --            --            --
Tangible book value per share, including unallocated ESOP
 shares and unvested RRP shares                                   12.11         12.21            --            --            --
Closing market price                                              10.00         10.94            --            --            --
Average Balances and Shares
Total assets                                                $   996,448   $   809,385   $   659,984   $   640,867   $   597,435
Earning assets                                                  950,380       778,691       628,747       612,296       571,263
Loans                                                           698,403       522,974       507,293       471,295       444,645
Securities available for sale                                   231,931       156,405        39,357        53,445        26,889
Securities held to maturity                                      14,899        47,738        71,966        83,343        92,243
Deposits                                                        682,029       608,936       577,721       562,922       530,339
Short-term FHLB advances                                         65,542         2,916         3,699         4,459           745
Long-term FHLB borrowings                                        18,386            --            --            --            --
Shareholders' equity                                            207,953       185,770        67,780        63,322        56,261
Shares outstanding:
 Basic                                                       14,556,648    16,302,268            --            --            --
 Diluted                                                     14,577,742    16,302,268            --            --            --



                                                          AT OR FOR THE YEARS ENDED MARCH 31,
                                                     --------------------------------------------
                                                      2000      1999     1998     1997     1996
Financial Ratios:
Return on average assets                              0.96%     0.47%    0.43%    0.88%    1.18%
Return on average equity                              4.58      2.05     4.18     8.94    12.52
Net interest margin                                   4.83      4.82     4.68     4.48     4.38
Efficiency ratio (2)                                 52.61     50.48    56.78    54.18    51.89
Expense ratio (2)                                     2.56      2.49     2.77     2.47     2.31
Equity to assets at year end                         17.46     24.89    10.18    10.00     9.56
Tangible equity to tangible assets at year end       16.62     24.62    10.10     9.96     9.50
Allowance to nonperforming loans                    190.50    143.77    52.32    29.37    32.57
Allowance to loans                                    2.38      2.47     1.62     1.19     0.79


(1) Per share data only applied to periods since Hudson's initial public offering on July 1, 1998.

(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, and goodwill and other intangibles amortization for each period. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF COHOES

         The following is a summary of selected consolidated financial data of Cohoes and Cohoes Savings Bank for each of the years in the five-year period ended June 30, 1999 and the nine-month periods ended March 31, 2000 and 1999. This information is derived from reports previously filed by Cohoes and Cohoes Savings Bank with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with Cohoes' financial statements and their accompanying notes. Certain Cohoes financial information has been reclassified to conform with TrustCo's financial information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                              COHOES BANCORP, INC.
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)



                                                     AT MARCH 31,                           AT JUNE 30,
                                                 --------------------   -------------------------------------------------------
                                                   2000        1999       1999        1998        1997        1996       1995
                                                 --------    --------   --------    --------    --------    --------   --------
Selected Consolidated Financial Data:
Total assets                                     $704,414    $628,219   $650,470    $535,716    $491,700    $463,363   $459,336
Cash and cash equivalents                          11,970      22,731     11,114      14,229      16,664       8,900     15,179
Loans, net                                        577,442     489,527    521,005     412,759     398,530     393,970    379,088
Investment securities                              56,096      54,921     54,455      45,424      25,273      25,969     40,052
Securities available for sale                      41,225      43,147     44,742      48,720      35,475      20,886     10,433
Deposits                                          491,508     429,004    446,123     449,541     429,390     404,539    398,963
Borrowings                                         79,652      49,263     49,045      19,897          --       2,116      6,117
Shareholders' equity                              121,136     138,430    139,430      53,282      49,092      44,290     40,130
Real estate owned                                     697         507        724         509       1,874         421        396
Nonperforming loans                                 4,383       4,942      4,993       5,649       6,688       7,793      5,063



                                                 FOR THE NINE MONTHS
                                                    ENDED MARCH, 31             FOR THE FISCAL YEAR ENDED JUNE 30
                                               ----------------------  -----------------------------------------------------
                                                   2000        1999       1999       1998       1997       1996       1995
                                               ----------  ----------  ----------   -------    -------    -------    -------
Selected Operating Data:
Interest income                                $   36,628  $   31,829  $   43,038   $38,423    $36,285    $35,383    $32,100
Interest expense                                   16,443      15,531      20,334    19,262     17,821     18,164     15,405
                                                                       ----------   -------    -------               -------
Net interest income                                20,185      16,298      22,704    19,161     18,464     17,219     16,695
Provision for loan losses                           1,250         785       1,235     1,400      1,325        490        330
                                               ----------  ----------  ----------              -------    -------    -------
Net interest income after provision for loan
losses                                             18,935      15,513      21,469    17,761     17,139     16,729     16,365
Noninterest income                                  1,476       2,176       2,916     2,743      2,790      2,467      2,191
Noninterest expense                                13,504      16,405      20,443    13,767     12,314     11,919     12,152
                                               ----------  ----------  ----------              -------    -------    -------
Income before income taxes                          6,907       1,284       3,942     6,737      7,615      7,277      6,404
Income tax expense                                  2,517         519       1,511     2,650      2,972      2,882      2,565
                                               ----------  ----------                                     -------    -------
Net income                                     $    4,390  $      765  $    2,431   $ 4,087    $ 4,643    $ 4,395    $ 3,839
                                               ==========  ==========  ==========              =======    =======    =======

Selected Operating Ratios and Other Data:(2)
Performance ratios:
Yield on average interest-earning assets             7.36%       7.48%       7.42%     7.96%      8.04%      7.98%      7.76%
Rate paid on average interest-bearing
liabilities                                          3.97        4.12        4.06      4.33       4.27       4.42       3.99
Net interest rate spread                             3.39        3.36        3.36      3.63       3.77       3.56       3.77
Net interest income after provision for loan
 losses to noninterest expenses                    140.22       94.56      105.02    129.01     139.18     140.36     134.67
Noninterest expenses as a percent of average
 assets                                              2.62        3.71        3.40      2.75       2.62       2.59       2.82
Return on average assets                             0.85        0.17        0.40      0.82       0.99       0.95       0.89
Return on average equity                             4.52        1.25        2.53      7.88       9.87      10.28       9.95
Ratio of average equity to average assets           18.86       13.89       15.95     10.35      10.03       9.28       8.95
Efficiency ratio                                    62.34       88.80       79.79     62.85      57.94      60.55      64.34
Basic earnings per share (1)                   $     0.53  $     0.18  $     0.37       N/A        N/A        N/A        N/A
Diluted earnings per share (1)                       0.53        0.18        0.37       N/A        N/A        N/A        N/A
Dividends per share                                  0.19         N/A        0.06       N/A        N/A        N/A        N/A
Dividend payout ratio                               35.85%       0.00%      16.22%      N/A        N/A        N/A        N/A
Book value per share                           $    15.12  $    14.52  $    14.62       N/A        N/A        N/A        N/A
Weighted average shares outstanding:
 Basic                                          8,249,339   8,790,918   8,797,601       N/A        N/A        N/A        N/A
 Diluted                                        8,249,339         N/A         N/A       N/A        N/A        N/A        N/A
Asset Quality Ratios:
Nonperforming loans as a percent of total
loans                                                0.76%       1.00%       0.95%     1.36%      1.66%      1.96%      1.32%
Nonperforming assets as a percent of total
assets                                               0.72        0.87        0.88      1.15       1.74       1.77       1.19
Allowance for loan losses as a percent of
total loans                                          0.82        0.77        0.77      0.85       0.77       0.82       0.82
Allowance for loan losses as a percent of
nonperforming loans                                108.63       76.14       80.62     62.54      46.43      41.69      61.88
Net loans charged-off to average loans               0.09        0.12        0.16      0.24       0.37       0.10       0.06



(1) Earnings per share for the fiscal year 1999 and the nine months ended March 31, 1999 reflects earnings since conversion.
(2) Where appropriate ratios have been presented on an annualized basis.

                SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following tables show selected pro forma financial data for TrustCo/Hudson combined, TrustCo/Cohoes combined and TrustCo/Hudson/Cohoes combined.

         The information concerning Hudson and Cohoes is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Hudson or Cohoes amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transaction is completed. The pro forma results are also not necessarily indicative of the future financial position or future operating results of the combined company. In particular, TrustCo expects to achieve operating cost savings as a result of the Hudson and Cohoes transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction". No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

         This Prospectus contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Hudson and Cohoes, the anticipated financial and other benefits of such proposed acquisitions and the plans and objectives of TrustCo's management following such proposed acquisitions, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisitions, anticipated results of operations of the combined company following the proposed acquisitions and projected earnings per share of the combined company following the proposed acquisitions. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisitions may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisitions may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo, Hudson and/or Cohoes may be greater than expected; (v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (vi) general economic conditions, whether nationally or in the market areas in which TrustCo, Hudson and Cohoes conduct business, may be less favorable than expected; (vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo, Hudson and Cohoes are engaged; or (viii) adverse changes may occur in the securities markets.

         The following table shows selected financial information for TrustCo and Hudson on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                                       AND
                           HUDSON RIVER BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)

                          SUMMARY FINANCIAL INFORMATION
                             TRUSTCO/HUDSON COMBINED


                                                AT MARCH 31, 2000
                                                -----------------
(in thousands, except per share information)

Selected Consolidated Financial Data:
Total assets                                       $3,526,102
Loans, net                                          2,103,071
Securities available for sale                         890,573
Deposits                                            2,739,621
Borrowings                                            296,298
Shareholders' equity                                  392,567




                                       FOR THE THREE MONTHS       FOR THE TWELVE MONTHS
Selected Operating Data:               ENDED MARCH 31, 2000      ENDED DECEMBER 31, 1999
                                      ----------------------     -----------------------
Interest income                              $ 63,253                    $238,404
Interest expense                               26,770                     101,571
                                             --------                    --------
Net interest income                            36,483                     136,833
Provision for loan losses                       2,350                      11,263
Noninterest income                              4,531                      17,811
Noninterest expense                            19,466                      72,232
Income tax expense                              6,501                      24,459
                                             --------                    --------
Net income                                   $ 12,697                    $ 46,690
                                             --------                    --------
Net income per share:
Basic                                        $   0.17                    $   0.63
Diluted                                          0.17                        0.61



NOTE:
    The pro forma selected results of operations do not take into consideration any potential Cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Hudson can be eliminated

See the notes to the Unaudited Pro Forma Combined Financial Information.

         The following table shows selected financial information for TrustCo and Cohoes on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                                       AND
                              COHOES BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)


                          SUMMARY FINANCIAL INFORMATION
                             TRUSTCO/COHOES COMBINED

(in thousands, except per share information)


                                                    AT MARCH 31, 2000
                                                    -----------------
Selected Consolidated Financial Data:
Total assets                                            $3,070,778
Loans, net                                               1,876,266
Securities available for sale                              689,880
Deposits                                                 2,482,566
Borrowings                                                 224,686
Shareholders equity                                        303,025


                                                  FOR THE THREE MONTHS       FOR THE TWELVE MONTHS
Selected Operating Data                           ENDED MARCH 31, 2000      ENDED DECEMBER 31, 1999
                                                  --------------------      -----------------------
Interest income                                        $54,846                     $213,597
Interest expense                                        23,621                       94,225
                                                       -------
Net interest income                                     31,225                      119,372
Provision for loan losses                                1,150                        6,888
Noninterest income                                       4,570                       17,281
Noninterest expense                                     16,629                       62,458
Income tax expense                                       6,148                       23,331
                                                       -------                     --------
Net income                                             $11,868                     $ 43,976
                                                       -------                     --------
                                                       -------                     --------

Net income per share:
Basic                                                  $  0.18                     $   0.67
Diluted                                                   0.18                         0.65


Note:
    The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Cohoes can be eliminated.

See the notes to the Unaudited Pro Forma Combined Financial Information.

         The following table shows selected financial information for TrustCo, Cohoes and Hudson on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                           HUDSON RIVER BANCORP, INC.
                                       AND
                              COHOES BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)


                          SUMMARY FINANCIAL INFORMATION
                         TRUSTCO/HUDSON/COHOES COMBINED

(in thousands, except per share information)


                                                 AT MARCH 31, 2000
                                                 -----------------
Selected Consolidated Financial Data:
Total assets                                        $4,243,227
Loans, net                                           2,680,513
Securities available for sale                          926,860
Deposits                                             3,231,129
Borrowings                                             375,950
Shareholders equity                                    525,048

                                                 FOR THE THREE MONTHS     FOR THE TWELVE MONTHS
Selected Operating Data:                         ENDED MARCH 31, 2000    ENDED DECEMBER 31, 1999
                                                 --------------------    ------------------------

Interest income                                        $75,855                $284,796
Interest expense                                        32,590                 121,783
                                                       -------                --------
Net interest income                                     43,265                 163,013
Provision for loan losses                                2,650                  13,088
Noninterest income                                       5,299                  19,676
Noninterest expense                                     24,173                  89,054
Income tax expense                                       7,446                  28,066
                                                       -------                --------
Net income                                             $14,295                $ 52,481
                                                       -------                --------
                                                       -------                --------

Net income per share:
Basic                                                  $  0.17                $   0.61
Diluted                                                   0.16                    0.60



Note:
    The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Hudson and Cohoes can be eliminated.

See the notes to the Unaudited Pro Forma Combined Financial Information.

                                  RISK FACTORS

         In deciding whether to tender your shares of TrustCo stock pursuant to our offer, you should read carefully this Prospectus and the documents to which we refer you. You should also carefully consider the following factors.

IF WE DO NOT SUCCESSFULLY INTEGRATE TRUSTCO'S AND HUDSON'S OPERATIONS, THE ANTICIPATED BENEFITS OF THE ACQUISITION OF HUDSON MAY NOT BE FULLY REALIZED


         If we complete the offer and our proposed merger, we will integrate two companies that have previously operated independently. We have not previously acquired an organization where there is the potential for management to be uncooperative in the integration process. There can be no assurance that we will not encounter difficulties in our efforts to integrate the operations of Hudson with our operations. The diversion of the attention of management to the integration effort and any difficulties encountered in combining our operations could adversely affect the combined company's business and results of operations. These risks could be increased if we complete our proposed acquisition of Cohoes in that we will integrate three companies that have previously operated independently.


THERE IS NO GUARANTEE THAT WE WILL ACHIEVE OUR PROJECTED COST SAVINGS OF APPROXIMATELY $15 MILLION PRE-TAX


         We have estimated that, by combining TrustCo and Hudson, we could realize cost savings of approximately $15 million. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the Transaction." Because we have been unable to discuss any of our cost savings assumptions or analyses with management of Hudson and because we have had no access to Hudson's internal information about its operations, in connection with the preparation of our cost savings estimates, we have relied on publicly available information concerning Hudson, our general knowledge of the markets in which we and Hudson compete and our past experience with respect to our own operations and our integration of acquired financial institutions. If we were permitted access to Hudson's internal information about its operations or if we were able to discuss our assumptions or analyses with Hudson's management, our cost savings estimate might differ. No assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. Furthermore, there can be no assurance that cost savings which are realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue, including losses due to problems in integrating the Hudson operations into TrustCo.


         We expect to realize a significant portion of the cost savings through a merger integrating the operations of our subsidiary, Trustco Bank, with Hudson's subsidiary, Hudson River Bank & Trust Company, which may require additional regulatory approvals. These significant cost savings will not be realized unless and until we are able to integrate these operations. While we are not able to specifically quantify this portion of our estimated cost savings, we believe that it would constitute a majority of our estimated cost savings. Receipt of any required regulatory approvals for this integration is not a condition to the offer or the merger of Hudson and TrustCo.

THERE IS NO GUARANTEE THAT WE WILL NOT SUFFER NET REVENUE RUN-OFF AS A RESULT OF INTEGRATING HUDSON'S BUSINESSES INTO OURS

         In formulating our earnings estimates, we have not assumed any net run-off of revenue attributable to our acquisition of Hudson. This assumption is based on our prior acquisition experience where we have been able to grow net interest income and non-interest income while achieving targeted cost savings. In addition, we have not made any decisions with respect to branch closings because we do not have access to internal information of Hudson from which we would expect to make such decisions. Accordingly, our earnings estimates do not assume the closure of any Hudson (or TrustCo) branches, although we would anticipate that certain branches will be closed. We believe that any revenue reduction resulting from any branch closings would be offset by additional cost savings associated with such branch closings. If we were permitted access to non-public information regarding Hudson's business plans and operations, our assumption of no net revenue run-off might differ. Although we intend generally to integrate Hudson's operations and implement our cost savings measures in a manner that is designed to minimize the loss of revenues, there can be no assurance that some revenue will not be lost. Factors that could cause a loss of revenues include unanticipated loss of customers due to a lack of customer acceptance of our deposit, lending and investment products.


THERE CAN BE NO ASSURANCE THAT THE INTEGRATION PROCESS WILL NOT BE ADVERSELY AFFECTED IF HUDSON'S SENIOR EXECUTIVE MANAGEMENT OR OTHER EMPLOYEES ARE UNCOOPERATIVE IN THAT PROCESS

         As noted above, we have not previously engaged in an acquisition where there is the potential for management and other employees to be uncooperative with us in the integration process. Our proposal is not dependent upon the retention of Hudson's senior executive management, and we have no reason to believe that Hudson employees below the level of senior executive management would be uncooperative in the integration process, either before the completion of our proposed merger or thereafter. However, there can be no assurance that there will not be some level of uncooperativeness on the part of Hudson's senior executive management and/or its other employees which could adversely affect the integration process.

YOUR BOARD OF DIRECTORS MAY DELAY SATISFACTION OF CERTAIN CONDITIONS TO OUR
OFFER

         Several of the conditions to our offer will require action by the Hudson board of directors. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer." There can be no assurance that the Hudson board will take action to cause the satisfaction of these conditions to our offer.


THERE IS NO GUARANTEE THAT WE WILL BE SUCCESSFUL IN OUR ATTEMPT TO MERGE WITH BOTH HUDSON AND COHOES



         The exchange offers for each of Hudson and Cohoes are not conditioned on the successful completion of the other. Accordingly, it is possible that the exchange offers could result in: (1) a three-way combination of TrustCo, Hudson and Cohoes; or (2) a combination of TrustCo and Hudson; or (3) a combination of TrustCo and Cohoes; or (4) neither exchange offer could be successfully consummated. TrustCo does not anticipate, however, that the nature of its business operations would vary materially as a consequence of its combining with only one of, as opposed to both of, Hudson and Cohoes. The businesses of Hudson and Cohoes are similar in that both are community-oriented financial institutions with a primary focus on obtaining deposit accounts from the general public and originating primarily residential mortgage loans and, to a lesser extent, commercial and multi-family real estate loans. The market areas of TrustCo, Hudson and Cohoes are adjacent and complementary to one another, but, because the direct overlap of their branch locations is not extensive, the costs savings and efficiencies that could be anticipated to result from only a single acquisition would not be materially different from those to be anticipated from that acquisition even if both acquisitions were to be consummated. See the pro forma financial information on pages 14 through 24, which reflects the alternative possibilities for the successful completion of the respective exchange offers described above.

THE ACTUAL VALUE OF THE TRUSTCO COMMON STOCK RECEIVED BY HUDSON'S SECURITY HOLDERS IN EXCHANGE FOR SHARES OF HUDSON COMMON STOCK MAY BE MORE THAN OR LESS THAN $14 PER SHARE AT THE TIME OF EXCHANGE



         The actual value of the TrustCo common stock received by Hudson's security holders in exchange for shares of Hudson common stock may be more than or less than $14 per share at the time of exchange. This results from the fact that the exact number of shares of TrustCo common stock to be issued in exchange for Hudson common stock will be determined based upon the average closing price of the TrustCo stock on the Nasdaq over a twenty-day period, with the twenty-day period ending five days prior to the closing of the offer. It is possible that, in this five day interim period, the closing price of TrustCo common stock may fluctuate such that it is more or less than the foregoing average price used to calculate the exact exchange ratio.



IF TRUSTCO IS ABLE TO CONSUMMATE BOTH THE HUDSON MERGER AND THE COHOES MERGER, THERE IS A RISK THAT TRUSTCO MAY ENCOUNTER DIFFICULTY IN MAINTAINING ITS CURRENT DIVIDEND LEVEL



         Because the actual number of shares of TrustCo common stock that Hudson stockholders will receive is not yet fixed, the estimated amount of cash dividends Hudson stockholders will receive will fluctuate with the value of TrustCo common stock. In the past five years, on a compounded basis, TrustCo has achieved an 11% annual growth rate in its per share dividend. During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. Although TrustCo believes that, upon the completion of its proposed acquisition of Hudson, it will have the resources to continue to pay dividends consistent with its past practices, the declaration and payment of dividends is within the discretion of TrustCo's board of directors, and, to the extent that TrustCo's board determines that the payment of such dividends may have an adverse effect upon TrustCo's growth potential, level of customer service or financial condition, the board may decide to reduce dividend payment rates.



IF SUCCESSFUL, THE OFFER WILL RESULT IN A BOOK-VALUE DILUTION



         If successful, TrustCo's offers to acquire Hudson and Cohoes would result in dilution of the tangible book value per share of Hudson and Cohoes stockholders. As of March 31, 2000, the tangible book value per share of TrustCo, Cohoes and Hudson was $3.19, $14.90 and $12.11 respectively. Upon completion of TrustCo's proposed acquisition of Cohoes and Hudson, TrustCo's tangible book value would be $5.84, resulting in a pro forma equivalent per share book value of $7.43 for each share of Hudson common stock. If only the TrustCo-Hudson Merger occurs then TrustCo's tangible book value would be $5.08, resulting in a pro forma equivalent per share book value of $6.47 for each share of Hudson common stock.



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


                        BACKGROUND OF THE EXCHANGE OFFER

PAST CONTACTS

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve TrustCo's retail banking franchise.

         On April 25, 2000, Hudson and Cohoes announced that they had entered into their merger agreement and the related option agreement. Following announcement of the proposed Hudson-Cohoes merger, TrustCo reviewed its strategic options, including the possibility of proceeding with one or more offers for either or both of Hudson and Cohoes.

         On June 8, 2000, TrustCo sent a letter to Mr. Earl Schram, Jr., the Chairman of the Board of Hudson, proposing a merger of TrustCo and Hudson. Pursuant to the proposal, TrustCo would acquire Hudson in a merger (the "TrustCo-Hudson Merger") in which each share of Hudson's common stock would be exchanged for shares of TrustCo Common Stock with an aggregate value equal to $14.00. On June 23, 2000, Hudson informed TrustCo that Hudson's Board of Directors had unanimously rejected the proposed TrustCo-Hudson Merger.


         On June 26, 2000, TrustCo publicly announced its intention to commence an offer to exchange shares of TrustCo Common Stock with an aggregate value equal to $14.00 for each share of Hudson common stock, and commenced such offer on July 31, 2000.



         On July 7, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, briefly describing that the boards of both Hudson and Cohoes had rejected the TrustCo offer, and emphasizing that a Hudson/Cohoes merger may not be in the best interests of the Hudson and Cohoes shareholders.



         On July 10, 2000, TrustCo sent a letter to Hudson's Chairman, Mr. Earl Schram, Jr., requesting a meeting to discuss the proposed TrustCo-Hudson combination. On July 31, 2000, Hudson rejected TrustCo's request for such a meeting.


         On July 11, 2000, TrustCo filed proxy materials with the SEC for the purpose of soliciting votes by Hudson and Cohoes stockholders against the proposed Hudson-Cohoes merger and disseminated those materials to Hudson and Cohoes stockholders.


         On July 14, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, briefly describing the parameters of the offer and asking for the support of Hudson and Cohoes shareholders.



         On July 21, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, comparing the dividend yield and other financial performance data of Hudson, Cohoes and TrustCo.



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


PURPOSE OF THE EXCHANGE OFFER; THE TRUSTCO-HUDSON MERGER

         The purpose of our offer (the "Exchange Offer") is to acquire control of, and ultimately the entire equity interest in, Hudson and to consolidate the operations of Hudson and TrustCo to achieve operational efficiencies and cost savings. TrustCo would not make the Exchange Offer if it could not effect the merger of TrustCo and Hudson (the "TrustCo-Hudson Merger") and, consequently, the Exchange Offer is conditioned upon the removal of various impediments to consummation of the TrustCo-Hudson Merger. As soon as practicable after consummation of the Exchange Offer, TrustCo intends to cause to occur: (i) the merger of Hudson with and into TrustCo or a subsidiary of TrustCo pursuant to which each outstanding share of Hudson common stock ("Hudson Common Stock") (except for treasury shares and shares held by TrustCo or any subsidiary of TrustCo other than in a fiduciary capacity) would be converted into the right to receive shares of TrustCo common stock ("TrustCo Common Stock") with an aggregate value equal to $14.00; and (ii) the integration of the operations of Hudson River Bank & Trust Company with Trustco Bank, National Association ("Trustco Bank").

BENEFITS OF THE TRANSACTION

         Following the TrustCo-Hudson Merger, TrustCo intends to consolidate all supervisory functions of Hudson into TrustCo, transfer all remaining assets of Hudson to Trustco Bank and consolidate the operations of Hudson River Bank & Trust Company with Trustco Bank, resulting in operational efficiencies and cost savings.

         TrustCo believes that the integration of Trustco Bank and Hudson River Bank & Trust Company will provide increased opportunities for growth and diversification in and service to the market served by each organization and added flexibility in responding to various factors currently influencing the banking and financial services industries, including rapid technological and regulatory changes, increased competition and the geographic expansion of markets. The TrustCo-Hudson Merger will allow TrustCo to extend its natural marketplace in New York and is expected to result in greater economies of scale through coordination of intra-market operations and a stronger financial position through an increased asset base. Although estimates of specific cost savings resulting from the consolidation are inherently subjective, TrustCo presently believes that, if the TrustCo-Hudson Merger and the integration of Trustco Bank and Hudson River Bank & Trust Company are consummated, TrustCo would be able to achieve pre-tax cost savings of approximately $8 million in the first year, and an additional $7 million in the second year following the TrustCo-Hudson Merger. See "SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION."

OFFER TO ACQUIRE COHOES

         On June 8, 2000, TrustCo sent a letter to Mr. Duncan MacAffer, the Chairman of the Board of Cohoes, proposing the merger of TrustCo and Cohoes. Pursuant to the proposal, TrustCo would acquire Cohoes in a merger in which each share of Cohoes stock would be exchanged for shares of TrustCo stock valued at $16.00. The proposal expired on June 23, 2000 and, on that date, Cohoes informed TrustCo that a merger with TrustCo was contrary to Cohoes' strategic business plan and declined to have any discussions with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo stock valued at $16.00 for each share of Cohoes' common stock. Also on June 26, 2000, Cohoes publicly announced that it remained fully committed to the proposed merger with Hudson.

         TrustCo has been actively soliciting Cohoes stockholders to vote against the proposed merger of Hudson and Cohoes (the "Hudson-Cohoes Merger"). TrustCo expects to commence its exchange offer for Cohoes on ________, 2000 by mailing a prospectus and the related letter of transmittal to Cohoes stockholders. TrustCo expects to file shortly an application with the Federal Reserve Board to obtain the regulatory approvals necessary to complete that exchange offer and the TrustCo-Cohoes Merger. Promptly after the SEC declares that registration statement effective, TrustCo intends to file with the SEC proxy materials to be used for soliciting the approval by TrustCo's stockholders of the issuance of TrustCo Common Stock in the Cohoes exchange offer and the TrustCo-Cohoes Merger.

         The consummation of the Cohoes exchange offer on the part of TrustCo is subject to the same or similar conditions (or the waiver thereof) as this Exchange Offer. However, neither the consummation of the Cohoes exchange offer nor the TrustCo-Cohoes Merger is a condition precedent to this Exchange Offer.


MAXIMUM EXPECTED POST-MERGER DIVIDEND



         During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. TrustCo anticipates (assuming that it realizes the estimated cost savings from combining with Hudson and continues to pay the same percentage of income in the form of cash dividends) that the dividend rate for the year ended December 31, 1999 would have been $0.58 per share, as compared to the annualized dividend rate of $0.60 per share for 2000. Further, assuming that the Cohoes option to acquire 19.9% of Hudson common stock is exercised, the dividend rate for the year ended December 31, 1999 would have been $0.56 per share. (The foregoing dividend rates do not reflect the potential impact of TrustCo's proposed acquisition of Cohoes).



                               THE EXCHANGE OFFER

         The following description contains, among other information, a summary of the Exchange Offer and the related letter of transmittal (the "Letter of Transmittal") and is qualified in its entirety by reference to the full text of the Letter of Transmittal which is incorporated herein by reference and attached hereto as Appendix A to this Prospectus. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE LETTER OF TRANSMITTAL.

GENERAL

         TrustCo hereby offers, upon the terms and subject to the conditions of the Exchange Offer described in this Prospectus and the related Letter of Transmittal, to exchange shares of TrustCo Common Stock with an aggregate value equal to $14.00 (the "Exchange Consideration") for each outstanding share of Hudson Common Stock validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn. A tendering Hudson shareholder may, by properly completing the Letter of Transmittal, elect to receive the Exchange Consideration for his or her Hudson Common Stock.

         The number of shares of the TrustCo Common Stock constituting the Exchange Consideration for purposes of the Exchange Offer will be calculated with reference to the average closing price of the TrustCo Common Stock on the Nasdaq for the 20-day period ending 5 days prior to the closing date under the Exchange Offer. Since the value of the Exchange Consideration is fixed at $14.00 per share of Hudson Common Stock exchanged, the number of shares of TrustCo Common Stock that a tendering Hudson shareholder will receive under the Exchange Offer will fluctuate as the market price of the TrustCo Common Stock fluctuates. Based on the closing sales price of a share of TrustCo Common Stock as reported on Nasdaq on __________________, 2000, tendering holders of Hudson Common Stock would receive _____ shares of TrustCo Common Stock as the Exchange Consideration. TRUSTCO RESERVES THE RIGHT TO AMEND THE EXCHANGE OFFER, INCLUDING THE COMPOSITION OR AMOUNT OF THE EXCHANGE CONSIDERATION, FOR ANY REASON. IF TRUSTCO SO AMENDS THE EXCHANGE OFFER, IT WILL EXTEND THE EXCHANGE OFFER FOR A PERIOD OF TEN BUSINESS DAYS IF THE EXCHANGE OFFER IS SCHEDULED TO EXPIRE PRIOR THERETO.

         The term "Expiration Date" means 12:00 midnight, New York City time, on __________, 2000, unless and until TrustCo extends the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by TrustCo, expires. TrustCo presently anticipates electing to extend the Exchange Offer from time to time until such time as the Regulatory Approval Condition (as defined below) has been satisfied; however, TrustCo will not be obligated to do so. See "THE EXCHANGE OFFER--Certain Legal Matters" and "-- Certain Conditions of the Exchange Offer."

         Tendering shareholders will not be obligated to pay any charges or expenses of ChaseMellon Shareholder Services, the exchange agent for this Exchange Offer (the "Exchange Agent"), or any brokerage commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the exchange of Hudson Common Stock pursuant to the Exchange Offer will be paid by or on behalf of TrustCo.


         TrustCo's obligation to accept Hudson Common Stock pursuant to the Exchange Offer is conditioned upon: (i) there being validly tendered and not withdrawn prior to the expiration of the Exchange Offer a number of shares of Hudson Common Stock which, together with the 108,500 shares of Hudson Common Stock now owned by TrustCo, would represent at least a majority of the total number of outstanding Hudson Common Stock on a fully diluted basis (the "Minimum Tender Condition"); (ii) the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the Exchange Offer without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "Regulatory Approval Condition");
(iii) either the Hudson Board of Directors (the "Hudson Board") having approved the Exchange Offer, the Hudson Board and shareholders having approved the TrustCo-Hudson Merger and the Hudson Board having amended the charter of Hudson River Bank & Trust Company to eliminate the provisions thereof prohibiting the direct or indirect ownership of more than 10% of any class of an equity security of Hudson River Bank & Trust Company or, in lieu of such actions, TrustCo being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law (the "DGCL") and the anti-takeover provisions of Hudson's Certificate of Incorporation ("Hudson's Certificate") and the charter of Hudson River Bank & Trust Company are invalid or are not applicable to the transactions contemplated by the Exchange Offer and the TrustCo-Hudson Merger (the "Removal of Impediments Condition"); (iv) the approval of the issuance of shares of TrustCo Common Stock pursuant to the Exchange Offer by the holders of a majority of the outstanding shares of TrustCo Common Stock voted at a meeting of such holders at which the total number of votes cast represents over fifty percent in interest of all shares of TrustCo Common Stock outstanding on the applicable record date (the "TrustCo Stockholder Approval Condition"); (v) the receipt of an opinion of counsel that the Exchange Offer and the TrustCo-Hudson Merger qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); (vi) since June 30, 1999, there being no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Hudson (the "Material Adverse Effect Condition"); (vii) Hudson and Cohoes terminate their Agreement and Plan of Merger dated April 25, 2000 (the "Hudson-Cohoes Merger Agreement"); (viii) Hudson and Cohoes terminate their Stock Option Agreement dated April 25, 2000 (the "Hudson-Cohoes Option Agreement") and Cohoes surrenders to Hudson the option granted to Cohoes thereunder; (ix) the stockholders of Hudson do not approve the Hudson-Cohoes Merger; (x) TrustCo and Hudson enter into a definitive TrustCo-Hudson Merger agreement which is approved by the Hudson Board and shareholders; and (xi) the Registration Statement becomes effective. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer." TrustCo reserves the absolute right to waive any of the conditions of the Exchange Offer other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement. Waiver or amendment of any of these conditions may require an extension of the Exchange Offer.


         If by 12:00 midnight, New York City time, on _________________, 2000, or any later time to which the Exchange Offer has been extended, the Minimum Tender Condition has not been satisfied, TrustCo may elect either to: (i) extend the Exchange Offer and retain all shares of Hudson Common

Stock theretofore tendered until the expiration of the Exchange Offer, as extended, subject to the right of a tendering shareholder to withdraw his or her Hudson Common Stock; (ii) waive the Minimum Tender Condition, extend the Exchange Offer for a period of ten business days if the Exchange Offer is scheduled to expire prior thereto and thereafter exchange all tendered shares of Hudson Common Stock; or (iii) terminate the Exchange Offer and exchange none of the Hudson Common Stock and return all tendered shares of Hudson Common Stock. TrustCo will not accept for exchange any shares of Hudson Common Stock pursuant to the Exchange Offer until such time as the Regulatory Approval Condition has been satisfied and the Registration Statement has become effective. See "THE EXCHANGE OFFER -- Certain Legal Matters" and "--Certain Conditions of the Exchange Offer--REGULATORY APPROVAL CONDITION" and "--EFFECTIVE REGISTRATION STATEMENT."

         A request is being made to Hudson for use of Hudson's shareholder list and security position listing for the purpose of disseminating the Exchange Offer to holders of Hudson Common Stock. The Prospectus and the related Letter of Transmittal will be mailed to record holders of Hudson Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Hudson Common Stock.

EXTENSION, TERMINATION AND AMENDMENT

         TrustCo expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent. There can be no assurance that TrustCo will exercise its right to extend the Exchange Offer, although it is presently anticipated that the Exchange Offer will be extended in order to permit the Regulatory Approval Condition to be satisfied. If TrustCo amends the Exchange Offer, it will extend the Exchange Offer for a period of ten business days if the Exchange Offer is scheduled to expire prior thereto. During any such extension, all shares of Hudson Common Stock previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right of a tendering shareholder to withdraw his or her Hudson Common Stock. See "THE EXCHANGE OFFER -- Withdrawal Rights." TrustCo also reserves the right to delay acceptance for exchange of, or exchange of, any Hudson Common Stock pursuant to the Exchange Offer, regardless of whether such shares of Hudson Common Stock were theretofore accepted for exchange, and to amend or terminate the Exchange Offer and not accept for exchange or exchange any Hudson Common Stock not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Exchange Offer to be satisfied. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which TrustCo may choose to make such public announcement, TrustCo will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the Expiration Date, TrustCo increases the consideration offered to holders of Hudson Common Stock, such increase will be applicable to all holders whose shares of Hudson Common Stock are accepted for exchange pursuant to the Exchange Offer and, if at the time notice of such increase is first published, sent or given to holders of Hudson Common Stock, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; EXCHANGE CONSIDERATION

         Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange and the exchange of the outstanding shares of Hudson Common Stock validly tendered and not withdrawn will be made as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, TrustCo expressly reserves the right to delay acceptance for exchange or the exchange of Hudson Common Stock in order to comply with any applicable law.

         For purposes of the Exchange Offer, TrustCo will be deemed to have accepted for exchange and thereby acquired tendered Hudson Common Stock as, if and when TrustCo gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such shares of Hudson Common Stock. Delivery of the Exchange Consideration in exchange for the Hudson Common Stock pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering shareholders for the purpose of receiving the Exchange Consideration from TrustCo and transmitting such Exchange Consideration to tendering shareholders. Under no circumstances will interest be paid by TrustCo by reason of any delay in making such exchange.

         If any tendered shares of Hudson Common Stock are not acceptable for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, or if certificates are submitted for more shares of Hudson Common Stock than are tendered, certificates for such un-exchanged Hudson Common Stock will be returned to the tendering Hudson shareholder by the Exchange Agent as soon as practicable following consummation or termination of the Exchange Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF TRUSTCO COMMON STOCK

         No certificates representing fractional shares of TrustCo Common Stock will be issued by TrustCo pursuant to the Exchange Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of TrustCo Common Stock will receive cash in an amount equal to the average closing price of one share of TrustCo Common Stock on Nasdaq over the 20-day period ending 5 days before the closing of the Exchange Offer multiplied by the fractional share of TrustCo Common Stock that such tendering shareholder was otherwise entitled to receive.

WITHDRAWAL RIGHTS

         Shares of Hudson Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time after ___________, 2000 and prior to the expiration of the Exchange Offer and the acceptance of Hudson Common Stock for exchange pursuant to the Exchange Offer.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus and must specify the name of the person having tendered the shares of Hudson Common Stock to be withdrawn, the number of shares of Hudson Common Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares of Hudson Common Stock.

         The signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions") unless such shares of Hudson Common Stock have been tendered for the account of any Eligible Institution. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Hudson Common Stock withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by TrustCo in its sole discretion, whose determination will be final and binding. Neither TrustCo, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Hudson Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Hudson Common Stock may be re-tendered by following one of the procedures described under "THE EXCHANGE OFFER -- Procedure for Tendering Shares" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING SHARES

         To tender shares of Hudson Common Stock pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered Hudson Common Stock and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution in cases where shares of Hudson Common Stock are tendered by a registered holder of Hudson Common Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for un-exchanged shares of Hudson Common Stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of TrustCo as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares of Hudson Common Stock tendered by such shareholder and accepted for exchange by TrustCo and with respect to any and all other shares of Hudson Common Stock and other securities issued or issuable in respect of the Hudson Common Stock on or after ____________________, 2000. Such appointment will be effective when, and only to the extent that, TrustCo exchanges the Exchange Consideration for Hudson Common Stock tendered by such shareholder. To such extent, all prior proxies appointed by such shareholder will be revoked. Such designees will be empowered, among other things, to vote such shares of Hudson Common Stock as they in their sole discretion deem proper at any annual, special or adjourned meeting of Hudson's shareholders or otherwise. TrustCo reserves the right to require that, in order for shares of Hudson Common Stock to be deemed validly tendered, immediately upon TrustCo's exchange of such Hudson Common Stock TrustCo must be able to exercise full voting rights with respect to such shares of Hudson Common Stock.

         If a shareholder desires to tender shares of Hudson Common Stock pursuant to the Exchange Offer and such shareholder's certificates are not immediately available or time will not permit his Letter of Transmittal, stock certificates and any other required documents to reach the Exchange Agent prior to the Expiration Date, his tender may nevertheless be effected if all the following conditions are met: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by TrustCo herewith is received by the Exchange Agent as provided below on or prior to the Expiration Date; and
(iii) the certificates for all tendered shares of Hudson Common Stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand to the Exchange Agent or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a signature guaranteed by an Eligible Institution in the form set forth in such Notice.

         In any event, the exchange of Exchange Consideration for Hudson Common Stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates therefor properly completed, duly executed Letter(s) of Transmittal and any other required documents.

         To avoid backup federal income tax withholding with respect to the Exchange Consideration received by a shareholder pursuant to the Exchange Offer, the shareholder must provide the Exchange Agent with his correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Hudson Common Stock will be determined by TrustCo in its sole discretion, whose determination will be final and binding. TrustCo reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of TrustCo's counsel, be unlawful. TrustCo also reserves the absolute right to waive any of the conditions of the Exchange Offer which it is legally permitted to waive (other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement) or any defect or irregularity in the tender of any shares of Hudson Common Stock. No tender of Hudson Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. TrustCo's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. Neither TrustCo, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Hudson Common Stock or will incur any liability for failure to give any such notification.

         A tender of Hudson Common Stock pursuant to the procedures described above will constitute a binding agreement between the tendering shareholder and TrustCo upon the terms and subject to the conditions of the Exchange Offer.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         In the opinion of Lewis, Rice & Fingersh, L.C., counsel to TrustCo, exchanges of Hudson Common Stock for TrustCo Common Stock pursuant to the Exchange Offer and the TrustCo-Hudson Merger should be treated for federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368 of the Code. Consequently, no gain or loss will be recognized by holders of shares of Hudson Common Stock, except as described below under "TAX CONSEQUENCES TO HUDSON SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-HUDSON MERGER QUALIFY AS A REORGANIZATION." This opinion is based on the view of Lewis, Rice & Fingersh, L.C. that the Exchange Offer and the TrustCo-Hudson Merger should be treated as a single transaction and on certain assumptions, including that: (i) each Hudson shareholder holds his or her shares of Hudson Common Stock and will hold the TrustCo Common Stock to be received as a capital asset within the meaning of Section 1221 of the Code; (ii) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in TrustCo by holders owning a significant percentage of the shares of Hudson Common Stock prior to the consummation of the Exchange Offer) will be satisfied; (iii) TrustCo will continue Hudson's historic business or will use a significant portion of Hudson's historic business assets in a business; (iv) the Exchange Offer and the TrustCo-Hudson Merger will be consummated as contemplated by this Prospectus; and (vi) there are valid business reasons for undertaking the Exchange Offer and the TrustCo-Hudson Merger.

         In rendering their opinion, Lewis, Rice & Fingersh, L.C. have further assumed that: (i) upon consummation of the Exchange Offer, there will be no significant contingencies preventing the prompt consummation of the TrustCo-Hudson Merger; (ii) upon consummation of the Exchange Offer, TrustCo will not have waived any of the conditions relating to its obligation to consummate the Exchange Offer in a manner that could prevent a prompt consummation of the TrustCo-Hudson Merger; and (iii) the TrustCo-Hudson Merger will in fact be consummated promptly after the consummation of the Exchange Offer. A significant delay in the consummation of the TrustCo-Hudson Merger would substantially increase the risk that the Exchange Offer will not qualify as part of a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and the absence of the TrustCo-Hudson Merger would mean that the Exchange Offer was not part of a reorganization. The consequences of a failure to so qualify are discussed below under "TAX CONSEQUENCES IF THE EXCHANGE OFFER AND THE TRUSTCO-HUDSON MERGER DO NOT QUALIFY AS A REORGANIZATION."

         In deciding whether two steps are part of a single transaction qualifying as a reorganization, courts have applied three tests: (i) the binding commitment test, which requires a binding commitment at the time of the first step to complete the second step; (ii) the interdependence test which requires that two steps be so interdependent that the first step would have been fruitless without the second; and (iii) the end result test which requires that the steps be pre-arranged parts of a single transaction. Because there is a lack of uniformity in applying these tests, it is difficult to predict with certainty whether the Internal Revenue Service (the "IRS") or a court would amalgamate two steps into a single transaction for federal income tax purposes. However, in the opinion of Lewis, Rice & Fingersh, L.C., the Exchange Offer and the TrustCo-Hudson Merger should be treated as part of a single transaction.

         The following discussion summarizes the material federal income tax consequences of the Exchange Offer to the shareholders of Hudson. This summary does not address all aspects of federal taxation that may be relevant to particular Hudson shareholders, nor does this summary address the effect of any applicable foreign, state, local or other tax laws. This discussion may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Hudson Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Hudson Common Stock as part of a straddle or conversion transaction.

         This discussion is based upon the opinion of Lewis, Rice & Fingersh, L.C. and the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the IRS such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect the discussion herein.

         The opinion of Lewis, Rice & Fingersh, L.C. is based, among other things, on the assumptions listed above, which assumptions have been made with the consent of TrustCo, and written representations of TrustCo. TrustCo will not request a ruling from the IRS with respect to the federal income tax consequences of the Exchange Offer and the TrustCo-Hudson Merger. An opinion of counsel is not binding on the IRS, and the IRS is not precluded from taking contrary positions.

         HUDSON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER.

         TAX CONSEQUENCES TO HUDSON SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-HUDSON MERGER QUALIFY AS A REORGANIZATION

         In order for the Exchange Offer and the TrustCo-Hudson Merger to qualify as a reorganization under the Code, it is necessary that Exchange Offer and the TrustCo-Hudson Merger be viewed as a single transaction.

         TrustCo has indicated that it will not undertake the Exchange Offer unless it can also effect the TrustCo-Hudson Merger and, consequently, has conditioned its obligation to accept shares of Hudson Common Stock under the Exchange Offer by requiring the elimination of various impediments to consummation of the TrustCo-Hudson Merger. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer--REMOVAL OF IMPEDIMENTS CONDITION." Thus, TrustCo views the Exchange Offer and the TrustCo-Hudson Merger as interdependent parts of a single transaction. For federal income tax purposes, the IRS should treat the Exchange Offer and the TrustCo-Hudson Merger as interrelated steps which do not have economic significance independent of each other. Accordingly, it is anticipated that the Exchange Offer and the TrustCo-Hudson Merger together should qualify as a reorganization for federal income tax purposes and a Hudson shareholder who receives the Exchange Consideration generally will recognize gain, but not loss, in an amount equal to the lesser of: (1) the difference between (x) the sum of the cash portion of the Exchange Consideration plus the fair market value of the TrustCo Common Stock received and (y) such shareholder's tax basis in his Hudson Common Stock; or (2) the cash portion of the Exchange Consideration received.

         The only cash payment which the Hudson shareholders will receive under the Exchange Offer is in lieu of fractional shares. Cash payments received by Hudson shareholders in lieu of fractional shares will be treated as received by such shareholders as a distribution in redemption of such fractional share interests. Accordingly, such shareholders generally will recognize capital gain measured by the difference between the cash received and the basis of the fractional shares of TrustCo Common Stock deemed surrendered therefor. Such capital gain will be long-term gain if a shareholder has held his or her Hudson Common Stock for more than one year.

         The aggregate tax basis of the TrustCo Common Stock received by a Hudson shareholder generally will equal that shareholder's aggregate tax basis in his Hudson Common Stock, increased by the amount of gain recognized by such shareholder in the Exchange Offer, and decreased by the amount of the cash portion of the Exchange Consideration received and the basis allocated to any fractional share interest which is deemed issued and redeemed. A Hudson shareholder's holding period for the TrustCo Common Stock (including any fractional share deemed received) received in the Exchange Offer will include the holding period of the Hudson Common Stock exchanged therefor.

         TAX CONSEQUENCES TO HUDSON SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-HUDSON MERGER DO NOT QUALIFY AS A REORGANIZATION

         If the TrustCo-Hudson Merger is not consummated or is consummated in a way that causes the Exchange Offer and the TrustCo-Hudson Merger not to be a "reorganization," or if the TrustCo-Hudson Merger is consummated but the Exchange Offer is treated for federal income tax purposes as a separate transaction, or if the Exchange Offer and the TrustCo-Hudson Merger together are determined not to qualify as a reorganization as described above, exchanges pursuant to the Exchange Offer will be taxable transactions for federal income tax purposes. In that event, each exchanging shareholder of Hudson Common Stock will recognize gain or loss for federal income tax purposes measured by the difference between such shareholder's basis in the Hudson Common Stock exchanged and the amount of cash plus the fair market value of the TrustCo Common Stock received by such shareholder in the Exchange Offer. Such gain or loss will be capital gain or loss if the shares of Hudson Common Stock were held as a capital asset and will be long-term gain or loss if such Hudson Common Stock had been held for more than one year at the time of the exchange.

         Exchanges pursuant to the TrustCo-Hudson Merger may likewise be taxable transactions if the Exchange Offer is treated as a separate taxable transaction. However, even if the Exchange Offer were a taxable transaction, the TrustCo-Hudson Merger itself might be considered a reorganization. In that event, a shareholder of Hudson Common Stock receiving TrustCo Common Stock and cash would be subject to the federal income tax rules concerning reorganizations discussed above with respect to the TrustCo Common Stock and cash received in the TrustCo-Hudson Merger (but not with respect to any TrustCo Common Stock and cash received by such shareholder in the Exchange Offer).

         If the TrustCo-Hudson Merger does not qualify as a reorganization for tax purposes, the TrustCo-Hudson Merger might result in adverse tax consequences to TrustCo.

EFFECT OF EXCHANGE OFFER ON MARKET FOR SHARES


         As of June 20, 2000, according to Hudson's Joint Proxy
Statement/Prospectus for its Special Meeting of Stockholders to be held August 17, 2000 for the purpose of considering the Hudson-Cohoes Merger (the "Hudson Proxy Statement"), there were 15,310,560 shares of Hudson Common Stock outstanding.


         The exchange of Hudson Common Stock pursuant to the Exchange Offer will reduce the number of shares of Hudson Common Stock that might otherwise trade publicly and the number of holders of Hudson Common Stock and, pending consummation of the TrustCo-Hudson Merger, could adversely affect the liquidity and market value of the remaining Hudson Common Stock held by the public.

         Hudson Common Stock is quoted in the over-the-counter market on Nasdaq. If the Exchange Offer is consummated, the extent of the public market for the remaining shares of Hudson Common Stock, and the availability of price quotations, will depend upon the number of holders, the aggregate market value of the Hudson Common Stock remaining, the interest of securities firms in maintaining a market in the Hudson Common Stock and other factors.

RESALE OF TRUSTCO COMMON STOCK

         The TrustCo Common Stock to be issued pursuant to the Exchange Offer will be freely transferable under the 1933 Act except for shares issued to any Hudson shareholder who may be deemed to be an "affiliate" of Hudson for purposes of Rule 145 under the 1933 Act. Under Rule 145, such "affiliates" may not sell their TrustCo Common Stock acquired in connection with the Exchange Offer except pursuant to an effective registration statement under the 1933 Act covering such shares or in compliance with Rule 145 promulgated under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. This Prospectus does not cover resales of shares of TrustCo Common Stock received by any person who may be deemed to be an "affiliate" of Hudson. Persons who may be deemed to be "affiliates" of Hudson generally include individuals who, or entities that, control, are controlled by or are under common control with Hudson, and may include certain officers and directors of Hudson as well as principal shareholders of Hudson.

CERTAIN LEGAL MATTERS

         GENERAL

         Except as set forth below, based upon an examination of publicly available information filed by Hudson with the SEC and other publicly available information with respect to Hudson, TrustCo is not aware of any license or regulatory permit which appears to be material to the business of Hudson and which is likely to be adversely affected by TrustCo's acquisition of Hudson Common Stock pursuant to the Exchange Offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the acquisition of Hudson Common Stock pursuant to the Exchange Offer. TrustCo presently intends to take such actions with respect to any approvals as will enable it to acquire the Hudson Common Stock as expeditiously as possible. In this regard, TrustCo expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the Exchange Offer and the TrustCo-Hudson Merger.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Hudson or to its business in the event of adverse regulatory action or inaction. TrustCo's obligation under the Exchange Offer to accept for exchange and exchange Hudson Common Stock is subject to satisfaction of the Regulatory Approval Condition as well as other conditions which could be triggered by an adverse regulatory development. See "THE EXCHANGE OFFER -- General" and "-- Certain Conditions of the Exchange Offer."

         FEDERAL REGULATORY MATTERS

         The acquisition of Hudson Common Stock pursuant to the Exchange Offer (the "Acquisition") and the consummation of the TrustCo-Hudson Merger are subject to the prior approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended (the B.H.C.A.) and the New York State Banking Department (the "NYBD").

         In determining whether to approve the Acquisition and the TrustCo-Hudson Merger, the Federal Reserve Board and the NYBD will consider, among other things: (i) competitive factors; (ii) the financial and managerial resources and future prospects of TrustCo and Hudson; (iii) the convenience and needs of the community served by TrustCo and Hudson; and (iv) supervisory factors. These factors are discussed herein. It is anticipated that TrustCo's applications to the Federal Reserve Board and the NYBD for approval of the Exchange Offer and the TrustCo-Hudson Merger will be filed on or about July 24, 2000.

         Following approval by the Federal Reserve Board, the Acquisition may not be consummated for 30 days after such approval, during which time the United States Department of Justice (the "D.O.J.") may challenge the acquisition of Hudson Common Stock pursuant to the Exchange Offer on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the D.O.J., the waiting period may be reduced to no less than 15 days.

         The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which: (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade; unless in each case the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In reviewing a transaction under the applicable statutes, the Federal Reserve Board will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of TrustCo and Hudson and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated thereunder.

         Under the Community Reinvestment Act of 1977, as amended (the "C.R.A."), the Federal Reserve Board must also take into account the record of performance of each of TrustCo and Hudson in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As of the date of this Prospectus, the depository institution subsidiaries of TrustCo and Hudson received C.R.A. ratings of satisfactory, and satisfactory in their most recent C.R.A. examinations.

         The B.H.C.A. and the Federal Reserve Board regulations also require publication of notice of, and the opportunity for public comment on, the application submitted by TrustCo for approval of the Acquisition and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

         As noted above, the Acquisition may not be consummated until 30 days after Federal Reserve Board approval, during which time the D.O.J. may challenge the Acquisition on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the D.O.J., the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the D.O.J. would stay the effectiveness of Federal Reserve Board approval of the Acquisition unless a court specifically orders otherwise. In reviewing the Acquisition, the D.O.J. could analyze the effect of the Acquisition on competition differently than the Federal Reserve Board and, thus, it is possible that the D.O.J. could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Acquisition. Failure of the D.O.J. to object to the Acquisition may not prevent the filing of antitrust actions by private persons or state attorneys general.

         In general, the Federal Reserve Board and the D.O.J. will examine the impact of the Acquisition on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

         ANTICIPATED APPROVALS

         While TrustCo expects to receive the approvals from the Federal Reserve Board and the NYBD and other relevant agencies required to consummate the Acquisition, TrustCo cannot predict when, or give any assurance that, such approvals will be received. It is anticipated that, in any event, the approval process (including the mandatory waiting periods) could take four months from the date the applications are filed. Any such approvals may be issued subject to prior compliance with material conditions, which conditions might be unacceptable to TrustCo and would entitle TrustCo to terminate the Exchange Offer. In any event, the receipt of all such regulatory approvals and the expiration of all waiting periods is a non-waivable condition to the Exchange Offer.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

         Notwithstanding any other provisions of the Exchange Offer, TrustCo will not be required to accept for exchange or exchange any Hudson Common Stock, may postpone the acceptance for exchange of or exchange for Hudson Common Stock tendered and may terminate or amend the Exchange Offer as provided herein if any of the following conditions are not satisfied: (i) the Minimum Tender Condition,
(ii) the Regulatory Approval Condition, (iii) the Removal of Impediments Condition; (iv) the TrustCo Stockholder Approval Condition; (v) the receipt of an opinion of counsel that the Exchange Offer and the TrustCo-Hudson Merger qualify as a reorganization under Section 368(a)(1)(A) of the Code; (vi) the Material Adverse Effect Condition; (vii) the termination of the Hudson-Cohoes Merger Agreement; (viii) the termination of the Hudson-Cohoes Option Agreement and the surrender by Cohoes to Hudson of the option granted to Cohoes thereunder; (ix) the stockholders of Hudson do not approve the Hudson-Cohoes Merger; (x) TrustCo and Hudson enter into a definitive TrustCo-Hudson Merger agreement; and (xi) the Registration Statement becomes effective. TrustCo reserves the absolute right to waive any of the conditions of the Exchange Offer other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement.

         MINIMUM TENDER CONDITION


         The Exchange Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date a number of shares of Hudson Common Stock which, together with the shares of Hudson Common Stock beneficially owned by TrustCo and its affiliates for their own respective accounts, would represent at least a majority of the Hudson Common Stock outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable for shares of Hudson Common Stock had been so converted, exercised or exchanged) on the date shares of Hudson Common Stock are accepted by TrustCo pursuant to the Exchange Offer. According to the Hudson Proxy Statement, there were 15,310,560 shares of Hudson Common Stock outstanding on June 20, 2000 and 2,499,525 shares of Hudson Common Stock in the aggregate reserved for issuance pursuant to Hudson's Stock Option and Incentive Plan and Hudson's Recognition and Retention Plan. Based on the foregoing, TrustCo believes that the Minimum Tender Condition would have been satisfied on June 20, 2000 if, in addition to the 108,500 shares of Hudson Common Stock currently owned beneficially by TrustCo and its affiliates for their own respective accounts, at least an aggregate of 7,546,781 shares of Hudson Common Stock outstanding on June 20, 2000, in addition to 50.1% of any outstanding options to acquire Hudson Common Stock, had been validly tendered pursuant to the Exchange Offer and not withdrawn. TrustCo reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of shares of Hudson Common Stock as would satisfy the Minimum Tender Condition pursuant to the Exchange Offer.


         REGULATORY APPROVAL CONDITION

         The Exchange Offer and the TrustCo-Hudson Merger are subject to certain governmental approvals. See "THE EXCHANGE OFFER--Certain Legal Matters." While TrustCo expects to receive the requisite governmental approvals, TrustCo cannot predict when, or give any assurance that, such approvals will be received. In any event, the Regulatory Approval Condition is a non-waivable condition to the Exchange Offer.

         REMOVAL OF IMPEDIMENTS CONDITION

         Hudson's Certificate provides that certain business combinations with an interested stockholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors. Generally, an interested stockholder is any person, other than Hudson or any subsidiary of Hudson, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Hudson. The business combination provisions relating to interested stockholders also apply to affiliates of interested stockholders. Business combinations subject to the 80% stockholder approval requirement include, among other things, any merger or consolidation of Hudson or any subsidiary of Hudson with the interested stockholder or an affiliate of the interested stockholder. A business combination with an interested stockholder may avoid the 80% stockholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors, if the business combination has been approved by a majority of the disinterested directors of Hudson, the fair market value of the consideration received per share by the holders of Hudson Common Stock equals or exceeds the higher of certain fair price determinations, the interested stockholder and its affiliates refrain from engaging in certain self-dealing transactions with Hudson prior to consummation of the business combination, and a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to stockholders of Hudson at least 30 days prior to the consummation of such business combination. Hudson's Certificate also provides that, with certain exceptions, a beneficial owner of more than 10% of the voting stock of Hudson is prohibited from voting more than 10% of the stock of Hudson (the "10% Limit").

         The DGCL contains a statute designed to provide Delaware corporations with protection against certain takeover attempts. The statute, which is codified in Section 203 of the DGCL ("Section 203"), among other things, prohibits Hudson (a Delaware corporation) from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of Hudson's outstanding voting stock (an "Interested Stockholder") during the three-year period following the date such person became an Interested Stockholder. This restriction does not apply if: (i) before such person became an Interested Stockholder, the board of directors approved the transaction in which the Interested Stockholder becomes an Interested Stockholder or approved the business combination; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of Hudson outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. Section 203 provides that a Delaware corporation may exempt itself from the requirements of the statute by adopting an amendment to the corporation's certificate of incorporation. Hudson's Certificate does not exempt Hudson from the requirements of Section 203. A copy of Section 203 is attached hereto as Appendix B.

         The New York charter of Hudson River Bank & Trust Company, the thrift subsidiary of Hudson, contains a provision which currently prevents any person from acquiring, directly or indirectly, more than ten percent of any class of stock of Hudson River Bank & Trust Company. Because Hudson River Bank & Trust Company is owned and controlled by Hudson, the acquisition of Hudson Common Stock pursuant to the Exchange Offer may be deemed to be an indirect acquisition of the equity securities of Hudson River Bank & Trust Company which, accordingly, may result in a violation of the New York charter of Hudson River Bank & Trust Company. This ownership limitation is being maintained on a permissive basis by Hudson River Bank & Trust Company and may be lawfully removed by amendment to its charter. The charter of Hudson River Bank & Trust Company could be amended through the adoption of appropriate resolutions by the board of directors of Hudson River Bank & Trust Company -- who are substantially the same individuals as the directors of Hudson -- which resolutions would thereafter be approved by the Hudson Board acting on its behalf as the sole stockholder of Hudson River Bank & Trust Company.


         All of the above are impediments to the consummation of the TrustCo-Hudson Merger. The Removal of Impediments Condition provides that TrustCo is not required to exchange shares of Hudson Common Stock and may terminate, amend or extend the Exchange Offer, unless the above impediments are removed. This can be satisfied in one of two ways; either (1) the Hudson Board approves the Exchange Offer and the Hudson Board and Hudson shareholders (by a majority vote of the outstanding shares of Hudson stock) approve the TrustCo-Hudson Merger; or (2) TrustCo being satisfied, in its reasonable discretion, that Section 203 and the anti-takeover provisions of Hudson Certificate and the charter of Hudson Savings Bank are invalid or are not applicable to the transactions contemplated by the Exchange Offer and the TrustCo-Hudson Merger. The consideration offered pursuant to the Exchange Offer meets the fair price requirements of the business combination provisions of Hudson's Certificate and, except for the required approval of Hudson's directors and shareholders, satisfaction of the other conditions would be within TrustCo's control. Accordingly, the approval of the Exchange Offer and the TrustCo-Hudson Merger by the Hudson Board (other than any director nominated by TrustCo and thereafter elected to the Hudson Board) would obviate the 80% vote requirement of Hudson's Certificate and also make Section 203 inapplicable to the transaction. As part of its approval of the TrustCo-Hudson Merger, the Hudson Board would also have to: (i) make appropriate arrangements for amendment to the charter of Hudson Savings Bank to eliminate the 10% or greater ownership prohibition contained therein; and (ii) call a meeting of shareholders of Hudson to approve the TrustCo-Hudson Merger.



         The exact timing and details of the closing of the TrustCo-Hudson Merger between TrustCo and Hudson following the Exchange Offer will necessarily depend upon a variety of factors, including the means and methods employed by the Hudson Board in approving, and causing to be held a meeting of Hudson shareholders for the purpose of approving, the TrustCo-Hudson Merger. Although TrustCo intends to propose and to seek consummation of the TrustCo-Hudson Merger as soon as reasonably practicable following the Exchange Offer, no assurances can be given that the consummation of the Exchange Offer may not be delayed due to the timing of the Hudson Board and shareholder approvals.


         TRUSTCO STOCKHOLDER APPROVAL CONDITION

         The Exchange Offer is conditioned, among other things, upon the approval of the issuance of shares of TrustCo Common Stock pursuant to the Exchange Offer by the holders of a majority of the outstanding shares of TrustCo Common Stock. Pursuant to the rules of the NASD, since the number of shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger will exceed 20% of the number of outstanding shares prior to such issuance, the issuance must be approved by TrustCo's stockholders. TrustCo intends to seek such approval at a special meeting of shareholders it intends to call for the third quarter of 2000. In any event, this TrustCo Stockholder Approval Condition is a non-waivable condition to the Exchange Offer.

         TAX OPINION

         The Exchange Offer is conditioned, among other things, upon the receipt of an opinion of counsel that the Exchange Offer and the TrustCo-Hudson Merger qualify as a reorganization under Section 368(a)(1)(A) of the Code. The law firm of Lewis, Rice & Fingersh, L.C. has indicated that it will issue such opinion based upon and subject to the assumptions and other matters set forth in "THE EXCHANGE OFFER--Certain Federal Income Tax Consequences."

         MATERIAL ADVERSE EFFECT CONDITION

         The Material Adverse Effect Condition will be deemed satisfied unless, after June 30, 1999 and prior to the time of exchange of any shares of Hudson Common Stock (whether or not any shares of Hudson Common Stock have theretofore been accepted for exchange or exchanged pursuant to the Exchange Offer) any of the following events occur:

              (a) there is threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, including but not limited to any such investigation, action or proceeding which was in existence on or prior to ________, 2000: (i) seeking to obtain any material damages from Hudson; (ii) seeking to prohibit or restrict Hudson's ownership or operation of any material portion of its business or assets, or to compel Hudson to dispose of or hold separate all or any material portion of Hudson's business or assets; (iii) which otherwise is reasonably likely to materially adversely affect Hudson or the value of the Hudson Common Stock; (iv) which imposes material limitations on the ability of TrustCo effectively to acquire or hold or to exercise full rights of ownership of the Hudson Common Stock, including, without limitation, the right to vote the shares of Hudson Common Stock acquired by it on all matters properly presented to the stockholders of Hudson or any material condition unacceptable to TrustCo; or (v) which is reasonably likely to enjoin, restrain or prohibit, or result in material damages in respect of, or which is related to or arises out of, the Exchange Offer or the TrustCo-Hudson Merger or the consummation of the transactions contemplated hereby; or


              (b) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, results of operations or prospects of Hudson (including, without limitation, the disposition of assets) which, in the reasonable judgment of TrustCo, is or may be materially adverse to Hudson or to the value of the Hudson Common Stock, or TrustCo becomes aware of any fact (including, but not limited to, any such change, condition, event or development) which, in the reasonable judgment of TrustCo, has or may have materially adverse significance with respect to Hudson or any of its subsidiaries or to the value of the Hudson Common Stock; and



which, in the reasonable judgment of TrustCo, makes it inadvisable to proceed with the Exchange Offer.


         The foregoing conditions are for the sole benefit of TrustCo and may be asserted by TrustCo regardless of the circumstances giving rise to any such conditions (including any action or inaction by TrustCo) or may be waived by TrustCo in whole or in part. The failure by TrustCo at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed a continuing right which may be asserted at any time and from time to time.

         TERMINATION OF THE HUDSON-COHOES MERGER AGREEMENT

         The Exchange Offer is conditioned, among other things, upon Hudson terminating the Hudson-Cohoes Merger Agreement. The Hudson-Cohoes Merger Agreement may be terminated as follows: (i) by the mutual consent of Hudson and Cohoes; (ii) by a non-breaching party if the other party has breached in any material respects any of its covenants, representations or warranties and such breach is not cured within 30 days after notice of such breach is given to the breaching party; (iii) by either Hudson or Cohoes if any necessary governmental approval is not obtained; (iv) by either party if the shareholders of either party do not approve the Hudson-Cohoes Merger; or (v) by either party if the Hudson-Cohoes Merger has not occurred by February 28, 2001.

         Hudson and Cohoes can, by mutual consent, terminate the Hudson-Cohoes Merger Agreement. However, if they do not, the Hudson-Cohoes Merger Agreement can be terminated by Hudson if the Hudson stockholders do not approve the Hudson-Cohoes Merger. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer--STOCKHOLDER DISAPPROVAL OF THE HUDSON-COHOES MERGER." In the alternative, Hudson can terminate the Hudson-Cohoes Merger Agreement if the Hudson-Cohoes Merger has not occurred by February 28, 2001.

         TrustCo does not know if the Hudson Board will so terminate the Hudson-Cohoes Merger Agreement under any of these circumstances. The Hudson Board did not retain the right to terminate the Hudson-Cohoes Merger Agreement in the event of an offer superior to that contained in the Hudson-Cohoes Merger Agreement.

         TERMINATION OF THE HUDSON-COHOES OPTION AGREEMENT

         The Exchange Offer is conditioned, among other things, upon the termination of the Hudson-Cohoes Option Agreement and the surrender by Cohoes to Hudson of the options granted to Cohoes thereunder. The Hudson-Cohoes Option Agreement was entered into in connection with the Hudson-Cohoes Merger Agreement. Under the Hudson-Cohoes Option Agreement, Hudson granted Cohoes an unconditional, irrevocable option to purchase up to 3,093,765 shares of Hudson Common Stock at a price per share of $9.3125.

         Cohoes may exercise the option if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" has occurred prior to the occurrence of an "Exercise Termination Event."

         An "Initial Triggering Event" includes any of the following events or transactions: (i) Hudson, without Cohoes's prior consent, enters into an agreement to be acquired (i.e., 10% or more of the voting power of the Hudson Common Stock), or the Hudson Board recommends that the Hudson shareholders approve such an acquisition transaction with any person other than Cohoes; (ii) any person other than Cohoes acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Hudson Common Stock; (iii) any person publicly announces that it has made or intends to make a proposal to engage in an acquisition transaction with Hudson; (iv) the Hudson Board (without having received Cohoes's consent): (a) withdraws its recommendation to the Hudson stockholders that they approve the Hudson-Cohoes Merger; or (b) authorizes, recommends or proposes an agreement to enter into an acquisition transaction with anyone other than Cohoes; or (c) provides information to or engages in negotiations with a third party relating to a possible acquisition transaction; (v) any person (other than Cohoes) files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer than would constitute such an acquisition transaction;
(vi) Hudson willfully breaches any covenant or obligation contained in the Hudson-Cohoes Merger Agreement after an overture is made by a third party to Hudson or its shareholders to engage in a possible acquisition transaction and such breach would entitle Cohoes to terminate the Hudson-Cohoes Merger Agreement and has not been cured within the time period prescribed in the Hudson-Cohoes Option Agreement or (vii) any person (other than Cohoes and without Cohoes's consent) files an application or notice with any federal or state thrift or bank regulatory or antitrust authority to engage in such an acquisition transaction. The Exchange offer, and TrustCo's activities in connection therewith and with the TrustCo-Hudson Merger, constitute an "Initial Triggering Event.

         A "Subsequent Triggering Event" means: (i) the acquisition by any person (other than Cohoes) of beneficial ownership of 25% or more of the outstanding Hudson Common Stock; or (ii) the occurrence of an "Initial Triggering Event" described in clause (i) of the immediately preceding paragraph (but by substitution 25% for 10%). The Exchange Offer, and TrustCo's activities in connection therewith and with the TrustCo-Hudson Merger, will constitute a "Subsequent Triggering Event."

         An "Exercise Termination Event" means any of the following: (i) such time as the Hudson-Cohoes Merger becomes effective; (ii) a termination of the Hudson-Cohoes Merger Agreement in accordance with its term; or (iii) the passage of certain prescribed times after termination of the Hudson-Cohoes Merger Agreement if such termination follows the occurrence of an "Initial Triggering Event."

         Since there has been an Initial Triggering Event, and since the closing of the Exchange Offer and the TrustCo-Hudson Merger will constitute a Subsequent Triggering Event, Hudson and Cohoes will need to mutually agree to terminate the Hudson-Cohoes Option Agreement to satisfy this condition.

         STOCKHOLDER DISAPPROVAL OF THE HUDSON-COHOES MERGER

         The Exchange Offer is conditioned, among other things, upon the Hudson stockholders not approving the Hudson-Cohoes Merger. If the Hudson-Cohoes Merger Agreement is terminated, then this condition will be deemed satisfied. However, if the Hudson-Cohoes Merger Agreement is not otherwise terminated and if Hudson holds a meeting of its stockholders to approve the Hudson-Cohoes Merger, this condition will be satisfied only if the requisite number of Hudson stockholders either vote against such approval or abstain from voting.

         To be approved, the Hudson-Cohoes Merger must receive the affirmative vote of the majority of the shares of common stock of Hudson and Cohoes.


         TrustCo currently holds 108,500 shares of Hudson Common Stock and intends to vote such shares against the proposed Hudson-Cohoes Merger. In addition, TrustCo is soliciting proxies from Hudson's stockholders to vote against the proposed Hudson-Cohoes Merger. TrustCo does not know whether it will obtain a sufficient number of proxies which, together with the shares of Hudson Common Stock already owned by TrustCo, will be sufficient to defeat the proposed Hudson-Cohoes Merger if the matter is ultimately put to Hudson's stockholders for approval.

         You should be aware that, under the Hudson-Cohoes Merger Agreement, Hudson is required to take all action which is necessary to properly call and convene a meeting of its shareholders to consider and vote upon the Hudson-Cohoes Merger and the Hudson-Cohoes Merger Agreement. The Hudson Board is obligated under the Hudson-Cohoes Merger Agreement to recommend that the Hudson stockholders approve the Hudson-Cohoes Merger. The Hudson Board has no ability (without otherwise breaching the Hudson-Cohoes Merger Agreement) to recommend that the Hudson stockholders vote against the Hudson-Cohoes Merger, even if a superior offer has been made.

         DEFINITIVE TRUSTCO-HUDSON MERGER AGREEMENT


         The Exchange Offer is conditioned, among other things, upon TrustCo and Hudson entering into a definitive agreement with respect to the TrustCo-Hudson Merger which is approved by the Hudson Board and shareholders. TrustCo considers the Exchange Offer and the TrustCo-Hudson Merger to be related steps in one overall transaction whereby TrustCo acquires all of the issued and outstanding shares of Hudson Common Stock. See "THE EXCHANGE OFFER--Material Federal Income Taxes." Whether this condition can be satisfied depends upon the willingness of the Hudson Board to enter into such a definitive agreement.


         EFFECTIVE REGISTRATION STATEMENT


         The Exchange Offer is conditioned, among other things, upon this Registration Statement becoming effective. This is a non-waivable condition to the Exchange Offer. This condition has been satisfied.



WAIVER OF CONDITIONS



         With the exception of the Regulatory Approvals and the TrustCo Stockholder Approval conditions, each of the conditions to the offer discussed above must either be satisfied or waived by TrustCo prior to the expiration of the exchange offer.


FEES AND EXPENSES

         TrustCo has engaged Georgeson Shareholder Communications Inc. to act as TrustCo's information agent (the "Information Agent") with respect to the Exchange Offer. TrustCo will pay the Information Agent a fee of $10,000 for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         TrustCo will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Brokers, dealers, commercials banks and trust companies will be reimbursed by TrustCo for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

         Upon consummation of the Exchange Offer, TrustCo will account for the acquisition of the Hudson Common Stock as a purchase business combination. See "PRO FORMA COMBINED FINANCIAL INFORMATION--Summary of Purchase Accounting Adjustments March 31, 2000."

NASDAQ LISTING

         The outstanding shares of TrustCo Common Stock are, and the shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger will be, included for quotation on the Nasdaq.

SOURCE OF FUNDS

         The cash portion of the Exchange Consideration, i.e. the amounts necessary for payments in lieu of fractional shares, will be funded from TrustCo's existing cash assets and/or an advance from Trustco Bank to TrustCo.

TREATMENT OF HUDSON STOCK OPTIONS

         Hudson maintains an Employee Stock Ownership Plan ("ESOP") for its employees and a Stock Option and Incentive Plan for directors, advisory directors and key employees (collectively the "Option Plans"). Each outstanding option under the Option Plans will be canceled prior to the consummation date of the TrustCo-Hudson Merger and the holder thereof will receive from TrustCo, in payment for such option, a number of shares of TrustCo Common Stock equal to $14.00 less the exercise price of the stock option. Any resulting fractional shares will be paid in cash. It is anticipated that the ESOP will be terminated and any remaining unallocated ESOP shares would be allocated to participants after repayment of the ESOP loan.

                               RECENT DEVELOPMENTS


OVERVIEW OF TRUSTCO SECOND QUARTER RESULTS



On July 18, 2000 TrustCo announced that it achieved record quarterly results for the second quarter of 2000 and for the first six months of the year. The 2000 results reflected strong performance with respect to net interest income, net interest margin, recurring noninterest income, and operating efficiencies. The performance for the first half of 2000 resulted in TrustCo attaining a return on average equity of 24.3% in 2000.



Net income for the second quarter of 2000 was $10.5 million, or $0.190 diluted earnings per share, compared to $9.5 million, or $0.170 diluted earnings per share for the second quarter of 1999. The second quarter results reflect an increase of 11% in net income and 12% in diluted earnings per share over the comparable period in 1999.



Year to date results reflect increases in both net income and diluted earnings per share between 1999 and 2000. For the six months ended June 30, 2000, net income was $20.8 million and diluted earnings per share were $0.376, compared to net income of $18.8 million and diluted earnings per share of $0.336 for the comparable six month period in 1999. The six-month results reflect an increase of 10% in net income and 12% in diluted earnings per share for 2000 compared to the six-month period in 1999.



For the quarter, the taxable equivalent net interest income increased from $24.0 million in 1999 to $25.9 million in 2000, an increase of 8%. Likewise, the net interest margin increased from 4.07% in 1999 to 4.53% in 2000. The six month results for taxable equivalent net interest income and net interest margin are $47.4 million and 4.01% in 1999 compared to $51.4 million and 4.50% in 2000.



For 2000, TrustCo has an operating efficiency ratio of 37.4% for the quarter and 37.8% for the six-month results. This compares to the operating efficiency ratio for 1999's second quarter of 38.3% and the six-month results of 39.8%.



The second quarter return on equity was 24.4% for 2000 compared to 22.5% for 1999. The six-month return on equity was 24.3% for 2000 compared to 22.5% for 1999.



Also during the second quarter, TrustCo paid common stock cash dividends of
0.150 per share in 2000 compared to $0.138 in 1999. For the six months of 2000, TrustCo has paid $0.300 per share in common stock cash dividends compared to $0.275 per share in 1999. The year to date cash dividends paid to common stock shareholders represents a dividend payout of 77% of net income in 2000.

                     TRUSTCO'S DIRECTORS AND SENIOR OFFICERS



         Following is a list of TrustCo's Directors and Senior Officers, their business background, business addresses and phone numbers:



         Barton A. Andreoli (President, Towne Construction and Paving) 828 Burdek Street, Schenectady, NY 12306, 518-956-4890; Lionel O. Barthold, RETIRED; Joseph A. Lucarelli (President, Bellevue Builders Supply, Inc.) 504 Duanesburgh Road, Schenectady, NY 12306, 518-355-7190; Anthony J. Marinello (M.D., PhD, Family Physician) 963 Route 146, Clifton Park, NY 12065, 518-383-0891 Ext. 222; James H. Murphy, DDS (Orthodontist) 165 Manning Boulevard, Albany, NY 12203, 518-489-6241; Richard J. Murray, Jr., (President, R.J. Murray Company, Inc.) 4021 State Street, Schenectady, NY 12034, 518-372-4751; Kenneth C. Peterson RETIRED; William D. Powers (Chairman, NY Republican State Committee), 315 State Street, Albany, NY 12210, 518-462-2601; William J. Purdy (President, Welbourne & Purdy) P.O. Box 1082, Schenectady, NY 12301; Robert A. McCormick (President and CEO, Trustco Bank. N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3311; Nancy A. McNamara (Senior Vice President, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3641; William F. Terry (Senior Vice President, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3611; Robert
T. Cushing (Senior Vice President and CFO, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3696.



         None of the Directors or Senior Officers of TrustCo have been convicted in a criminal proceeding within the last five years nor have any of the Directors or Senior Officers of TrustCo been a party to any proceeding resulting in the imposition of any restrictions relating to federal or state securities laws.



         Further, to the best of the Registrant's knowledge, none of the above-named individuals own any shares of Hudson common stock nor are any of the above-named individuals a party to any contract, understanding, relationship or arrangement with respect to Hudson securities, nor have any of the above-named individuals undertaken any transaction within the past sixty days with respect to any Hudson securities.



         Further, to the best of the Registrant's knowledge, none of the above-named individuals have entered into or proposed or received any proposed material agreements or arrangements with respect to Cohoes.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed balance sheet and income statements have been prepared based on the historical results of operations and financial condition of TrustCo, Hudson and Cohoes. Pro forma adjustments and assumptions on which they are based are described in the notes following such balance sheet and income statements. The purchase accounting adjustments were calculated as of the dates indicated in the notes (primarily March 31, 2000).

         TrustCo has not had access to the Hudson or Cohoes records as part of its attempt to allocate the cost of its investment in the fair value of the Hudson and Cohoes assets and liabilities. The allocation of the cost of the investments reflected in the accompanying pro forma information has been made based on available information in some instances and otherwise based on assumptions TrustCo believes to be reasonable. In instances in which there was no reliable basis to make a reasonable estimate, recorded values were considered to approximate fair value. Accordingly, for purposes of these pro forma financial statements, the fair value of loans, deposits and premises and equipment were considered to be carrying value. The excess of the purchase price over the fair value of the net assets has been treated as goodwill.

         The information concerning Hudson and Cohoes is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Hudson or Cohoes amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transactions are completed, because of a variety of factors, including access to additional information and changes in value.

         TrustCo also expects to achieve operating cost savings as a result of the Hudson and Cohoes transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction" No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

         This Prospectus contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Hudson and Cohoes, the anticipated financial and other benefits of such proposed acquisitions and the plans and objectives of TrustCo's management following such proposed acquisitions, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisitions, anticipated results of operations of the combined company following the proposed acquisitions and projected earnings per share of the combined company following the proposed acquisitions. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisitions may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisitions may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo, Hudson and/or Cohoes may be greater than expected; (v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (vi) general economic conditions, whether nationally or in the market areas in which TrustCo, Hudson and Cohoes conduct business, may be less favorable than expected; (vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo, Hudson and Cohoes are engaged; or (viii) adverse changes may occur in the securities markets.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT MARCH 31, 2000

         TRUSTCO AND HUDSON COMBINED


                                                                                       TRUSTCO
                                                                                        HUDSON
                                                                        PRO FORMA      COMBINED
                                                TRUSTCO     HUDSON      ADJUSTMENTS    PRO FORMA
                                              ----------   ---------    -----------    ---------
(in thousands)
ASSETS
Cash and cash equivalents                     $  301,091      16,612   (a)  15,583      333,286
Securities available for sale                    653,593     236,980             --      890,573
Securities held to maturity                           --      11,144             --       11,144
Loans receivable, net                          1,298,824     804,247             --    2,103,071
Other assets                                     100,145      68,946             --      169,091
Goodwill and other intangibles                        --      11,618    (b)   7,319       18,937
                                              ----------   ---------    -----------    ---------
TOTAL ASSETS                                  $2,353,653   1,149,547         22,902    3,526,102
                                              ----------   ---------    -----------    ---------
                                              ----------   ---------    -----------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                       $1,991,058    748,563             --    2,739,621
Borrowings                                       145,034     151,264             --      296,298
Other liabilities                                 47,017      48,997    (e)   5,000       97,616
                                                                        (c)  (3,398)
                                              ----------   ---------    -----------    ---------
Total liabilities                              2,183,109     948,824          1,602    3,133,535
                                              ----------   ---------    -----------    ---------
Total shareholders' equity                       170,544     200,723    (d)(200,723)     392,567
                                                                        (g) 218,666
                                                                        (f)   3,357
                                              ----------   ---------    -----------    ---------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                           $2,353,653  1,149,547         22,902    3,526,102
                                              ----------   ---------    -----------    ---------
                                              ----------   ---------    -----------    ---------


See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AT MARCH 31, 2000

         TRUSTCO AND COHOES COMBINED


                                                                                        TRUSTCO
                                                                                        COHOES
                                                                         PRO FORMA      COMBINED
                                                TRUSTCO     COHOES      ADJUSTMENTS    PRO FORMA
                                              ----------   ---------    -----------    ---------
(in thousands)

ASSETS
Cash and cash equivalents                    $  301,091     11,970      (a)    8,121       321,182
Securities available for sale                   653,593     36,287                --       689,880
Securities held to maturity                          --     56,096                --        56,096
Loans receivable, net                         1,298,824    577,442                --     1,876,266
Other assets                                    100,145     20,872                --       121,017
Goodwill and other intangibles                       --      1,747      (b)    4,590         6,337
                                             ----------   --------      ------------     ---------
TOTAL ASSETS                                 $2,353,653    704,414            12,711     3,070,778
                                             ----------   --------      ------------     ---------
                                             ----------   --------      ------------     ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                     $1,991,058    491,508                --     2,482,566
Borrowings                                      145,034     79,652                --       224,686
Other liabilities                                47,017     12,118      (e)    5,000        60,501
                                                                        (c)   (3,634)
                                             ----------   --------      ------------     ---------
Total liabilities                             2,183,109    583,278             1,366     2,767,753
                                             ----------   --------      ------------     ---------
Total shareholders' equity                      170,544    121,136      (d) (121,136)      303,025
                                                                        (g)  128,192
                                                                        (f)    4,289
                                             ----------   --------      ------------     ---------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                        $2,353,653   704,414             12,711     3,070,778
                                             ----------   --------      ------------     ---------
                                             ----------   --------      ------------     ---------



See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AT MARCH 31, 2000.

         TRUSTCO, HUDSON AND COHOES COMBINED



                                                                                                                    TRUSTCO
                                                                               TRUSTCO                               HUDSON
                                                                               HUDSON                                COHOES
                                                                  PRO FORMA    COMBINED              PRO FORMA      COMBINED
                                            TRUSTCO     HUDSON   ADJUSTMENTS  PRO FORMA     COHOES   ADJUSTMENTS    PRO FORMA
                                          ----------   --------- -----------  ----------   --------  -----------    ---------
(in thousands)

ASSETS
Cash and cash equivalents                 $  301,091      16,612 (a)  15,583     333,286     11,970  (a)   8,121      353,377
Securities available for sale                653,593     236,980          --     890,573     36,287                   926,860
Securities held to maturity                       --      11,144          --      11,144     56,096           --       67,240
Loans receivable, net                      1,298,824     804,247          --   2,103,071    577,442                 2,680,513
Other assets                                 100,145      68,946          --     169,091     20,872           --      189,963
Goodwill and other intangibles                11,618          -- (b)   7,319      18,937      1,747  (b)   4,590       25,274
                                          ----------   --------- -----------  ----------   --------  -----------    ---------
TOTAL ASSETS                              $2,353,653   1,149,547      22,902   3,526,102    704,414       12,711    4,243,227
                                          ----------   --------- -----------  ----------   --------  -----------    ---------
                                          ----------   --------- -----------  ----------   --------  -----------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                  $1,991,058     748,563          --   2,739,621    491,508           --    3,231,129
Borrowings                                   145,034     151,264          --     296,298     79,652                   375,950
Other liabilities                             47,017      48,997 (e)   5,000
                                                                 (c)  (3,398)     97,616     12,118  (e ) (5,000)    111,100
                                                                                                     (c)  (3,634)
                                          ----------   --------- -----------  ----------   --------  -----------    ---------
Total liabilities                          2,183,109     948,824       1,602   3,133,535    583,278        1,366    3,718,179

Total shareholders' equity                   170,544     200,723 (d)(200,723)    392,567    121,136  (d)(121,136)     525,048
                                                                 (g) 218,666                         (g) 128,192
                                                                 (f)   3,357                         (f)   4,289
                                          ----------   --------- -----------  ----------   --------  -----------    ---------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                      $2,353,653   1,149,547      22,902   3,526,102    704,414       12,711    4,243,227
                                          ----------   --------- -----------  ----------   --------  -----------    ---------
                                          ----------   --------- -----------  ----------   --------  -----------    ---------


See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO AND HUDSON COMBINED


                                                                                                             TRUSTCO
                                                                                                              HUDSON
                                                                                           PRO FORMA         COMBINED
                                                               TRUSTCO         HUDSON      ADJUSTMENTS       PRO FORMA
                                                              ---------       ---------    -----------       ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
 Interest and fees on loans                                   $ 106,734          54,677             --         161,411
 Interest and dividends on securities available for              44,440          14,805             --          59,245
 sale
 Interest and dividends on securities held  to  maturity             --           1,321             --           1,321
 Interest on federal funds sold/short-term  investments          16,031             396             --          16,427
                                                              ---------       ---------      ---------       ---------
   Total interest income                                        167,205          71,199             --         238,404
                                                              ---------       ---------      ---------       ---------

Interest expense:
 Interest on deposits                                            68,041          24,695             --          92,736
 Interest on short-term borrowings                                5,972           2,863             --           8,835
                                                              ---------       ---------      ---------       ---------
   Total interest expense                                        74,013          27,558             --         101,571
                                                              ---------       ---------      ---------       ---------
   Net interest income                                           93,192          43,641             --         136,833

Provision for loan losses                                         5,063           6,200             --          11,263
                                                              ---------       ---------      ---------       ---------
   Net interest income after
    provision for loan losses                                    88,129          37,441             --         125,570
                                                              ---------       ---------      ---------       ---------

Noninterest income:
 Trust department income                                          8,065              --             --           8,065
 Fees for services to customers                                   8,695           1,417             --          10,112
 Net gain/(loss) on securities transactions                      (5,446)             86             --          (5,360)
 Other                                                            4,102             892             --           4,994
                                                              ---------       ---------      ---------       ---------
   Total noninterest income                                      15,416           2,395             --          17,811
                                                              ---------       ---------      ---------       ---------

Noninterest expense:
 Salaries and employee benefits                                  24,994          13,001             --          37,995
 Net occupancy and equipment expense                              9,363           3,953             --          13,316
 Net other real estate owned expense (income)                      (700)          1,430             --             730
 Other                                                           11,979           7,846      (h)   366          20,191
                                                              ---------       ---------      ---------       ---------
   Total noninterest expense                                     45,636          26,230            366          72,232
                                                              ---------       ---------      ---------       ---------
Income before income taxes                                       57,909          13,606           (366)         71,149
Income taxes                                                     19,724           4,735             --          24,459
                                                              ---------       ---------      ---------       ---------
Net income                                                    $  38,185           8,871           (366)         46,690
                                                              ---------       ---------      ---------       ---------
                                                              ---------       ---------      ---------       ---------
Earnings per share:
 Basic                                                        $    0.71           0.59                            0.63
 Diluted                                                           0.68           0.59                            0.61




See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO AND COHOES COMBINED



                                                                                                             TRUSTCO
                                                                                                              COHOES
                                                                                            PRO FORMA        COMBINED
                                                               TRUSTCO         COHOES      ADJUSTMENTS       PRO FORMA
                                                              ---------       ---------    -----------       ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
 Interest and fees on loans                                   $ 106,734          39,795            --           146,529
 Interest and dividends on securities available for sale         44,440           2,221            --            46,661
 Interest and dividends on securities held to maturity               --           3,300            --             3,300
 Interest on federal funds sold/short-term  investments          16,031           1,076            --            17,107
                                                              ---------         -------        -------         --------
   Total interest income                                        167,205          46,392            --           213,597
                                                              ---------         -------        -------         --------

Interest expense:
 Interest on deposits                                            68,041          16,478            --            84,519
 Interest on short-term borrowings                                5,972           3,734            --             9,706
                                                              ---------         -------        -------         --------
   Total interest expense                                        74,013          20,212            --            94,225
                                                              ---------         -------        -------         --------
   Net interest income                                           93,192          26,180            --           119,372

Provision for loan losses                                         5,063           1,825            --             6,888
                                                              ---------         -------        -------         --------

   Net interest income after
    provision for loan losses                                    88,129          24,355            --           112,484
                                                              ---------         -------        -------         --------

Noninterest income:
 Trust department income                                             --           8,065            --             8,065
 Fees for services to customers                                   8,695             810            --             9,505
 Net gain/(loss) on securities transactions                      (5,446)           (944)           --            (6,390)
 Other                                                            4,102           1,999            --             6,101
                                                              ---------         -------        -------         --------
   Total noninterest income                                      15,416           1,865            --            17,281
                                                              ---------         -------        -------         --------

Noninterest expense:
 Salaries and employee benefits                                  24,994           9,601            --            34,595
 Net occupancy and equipment expense                              9,363           3,034            --            12,397
 Net other real estate owned expense (income)                      (700)           (140)           --              (840)
 Other                                                           11,979           4,097       (h) 230            16,306
                                                              ---------         -------        -------         --------
   Total noninterest expense                                     45,636          16,592           230            62,458
                                                              ---------         -------        -------         --------
Income before income taxes                                       57,909           9,628          (230)           67,307
Income taxes                                                     19,724           3,607            --            23,331
                                                              ---------         -------        -------         --------
Net income                                                    $  38,185           6,021          (230)           43,976
                                                              ---------         -------        -------         --------
                                                              ---------         -------        -------         --------

Earnings per share:
 Basic                                                        $    0.71            0.70                            0.67
 Diluted                                                           0.68            0.70                            0.65



See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO, HUDSON AND COHOES COMBINED



                                                                                  TRUSTCO                               TRUSTCO
                                                                                   HUDSON                            HUDSON COHOES
                                                                    PRO FORMA     COMBINED                PRO FORMA     COMBINED
                                               TRUSTCO   HUDSON    ADJUSTMENTS    PRO FORMA    COHOES    ADJUSTMENTS   PRO FORMA
                                              --------  -------    -----------   ----------   --------   ----------- -------------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
 Interest and fees on loans                   $106,734    54,677         --        161,411     39,795            --     201,206
 Interest and dividends on securities
  available for sale                            44,440    14,805         --         59,245      2,221            --      61,466
 Interest and dividends on securities
  held to maturity                                  --     1,321         --          1,321      3,300            --       4,621
 Interest on federal funds
  sold/short-term investments                   16,031       396         --         16,427      1,076            --      17,503
                                              --------   -------     -------      --------   --------      --------     -------
   Total interest income                       167,205    71,199         --        238,404     46,392            --     284,796
                                              --------   -------     -------      --------   --------      --------     -------
Interest expense:
 Interest on deposits                           68,041    24,695         --         92,736     16,478            --     109,214
 Interest on short-term borrowings               5,972     2,863         --          8,835      3,734            --      12,569
                                              --------   -------     -------      --------   --------      --------     -------
   Total interest expense                       74,013    27,558         --        101,571     20,212            --     121,783
                                              --------   -------     -------      --------   --------      --------     -------
   Net interest income                          93,192    43,641         --        136,833     26,180            --     163,013

Provision for loan losses                        5,063     6,200         --         11,263      1,825            --      13,088
                                              --------   -------     -------      --------   --------      --------     -------
   Net interest income after
    provision for loan losses                   88,129    37,441         --        125,570     24,355            --     149,925
                                              --------   -------     -------      --------   --------      --------     -------

Noninterest income:
 Trust department income                         8,065        --                     8,065         --            --       8,065
 Fees for services to customers                  8,695     1,417         --         30,112        810            --      10,922
 Net gain/(loss) on securities transactions     (5,446)       86         --         (5,360)      (944)           --      (6,304)
 Other                                           4,102       892         --          4,994      1,999            --       6,993
                                              --------   -------     -------      --------   --------      --------     -------
   Total noninterest income                     15,416     2,395         --         17,811      1,865            --      19,676
                                              --------   -------     -------      --------   --------      --------     -------

Noninterest expense:
 Salaries and employee benefits                 24,994    13,001         --         37,995      9,601            --      47,596
 Net occupancy and equipment expense             9,363     3,953         --         13,316      3,034            --      16,350
 Net other real estate owned expense
  (income)                                        (700)    1,430         --            730       (140)           --         590
 Other                                          11,979     7,846   (h)  366         20,191      4,097     (h)   230      24,518
                                              --------   -------     -------      --------   --------      --------     -------
   Total noninterest expense                    45,636    26,230        366         72,232     16,592           230      89,054
                                              --------   -------     -------      --------   --------      --------     -------
Income before income taxes                      57,909    13,606       (366)        71,149      9,628          (230)     80,547
Income taxes                                    19,724     4,735         --         24,459      3,607        28,066
                                              --------   -------     -------      --------   --------      --------     -------
Net income                                    $ 38,185     8,871       (366)        46,690      6,021         (230)      52,481
                                              --------   -------     -------      --------   --------      --------     -------
                                              --------   -------     -------      --------   --------      --------     -------
Earnings per share:
 Basic                                        $   0.71         0.59                   0.63       0.70                      0.61
 Diluted                                          0.68         0.59                   0.61       0.70                      0.60



See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED MARCH 31, 2000

         TRUSTCO AND HUDSON COMBINED


                                                                                                         TRUSTCO
                                                                                                         HUDSON
                                                                                          PRO FORMA      COMBINED
                                                               TRUSTCO      HUDSON       ADJUSTMENTS     PRO FORMA
                                                              ---------    ---------     -----------     ---------
Consolidated Statements of Income:
(in thousands, except per share data)
Interest income:
 Interest and fees on loans                                  $ 27,432        16,592             --          44,024
 Interest and dividends on securities available for sale       11,225           314             --          11,539
 Interest and dividends on securities held to maturity             --         4,102             --           4,102
 Interest on federal funds sold/short-term investments          3,587             1             --           3,588
                                                              ---------    ---------     -----------     ---------
   Total interest income                                       42,244        21,009             --          63,253
                                                              ---------    ---------     -----------     ---------
Interest expense:
 Interest on deposits                                          16,055         6,831             --          22,886
 Interest on short-term borrowings                              1,746         2,138             --           3,884
                                                              ---------    ---------     -----------     ---------
   Total interest expense                                      17,801         8,969             --          26,770
                                                              ---------    ---------     -----------     ---------

   Net interest income                                         24,443        12,040             --          36,483

Provision for loan losses                                         850         1,500             --           2,350
                                                              ---------    ---------     -----------     ---------
   Net interest income after
    provision for loan losses                                  23,593        10,540             --          34,133
                                                              ---------    ---------     -----------     ---------

Noninterest income:
 Trust department income                                        2,086            --             --           2,086
 Fees for services to customers                                 2,059           395             --           2,454
 Net gain/(loss) on securities transactions                    (1,049)           --             --          (1,049)
 Other                                                            706           334             --           1,040
                                                              ---------    ---------     -----------     ---------
   Total noninterest income                                     3,802           729             --           4,531
                                                              ---------    ---------     -----------     ---------
Noninterest expense:
 Salaries and employee benefits                                 6,372         3,671             --          10,043
 Net occupancy and equipment expense                            2,400         1,207             --           3,607
 Net other real estate owned expense (income)                     (44)          314             --             270
 Other                                                          3,194         2,261      (h)    91           5,546
                                                              ---------    ---------     -----------     ---------
   Total noninterest expense                                   11,922         7,453             91          19,466
                                                              ---------    ---------     -----------     ---------

Income before income taxes                                     15,473         3,816            (91)         19,198
Income taxes                                                    5,203         1,298             --           6,501
                                                              ---------    ---------     -----------     ---------
Net income                                                   $ 10,270         2,518            (91)         12,697
                                                              ---------    ---------     -----------     ---------
                                                              ---------    ---------     -----------     ---------
Earnings per share:
 Basic                                                       $   0.19          0.18                           0.17
 Diluted                                                         0.19          0.18                           0.17



See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED MARCH 31, 2000

         TRUSTCO AND COHOES COMBINED



                                                                                                         TRUSTCO
                                                                                                         HUDSON
                                                                                          PRO FORMA      COMBINED
                                                               TRUSTCO      COHOES       ADJUSTMENTS     PRO FORMA
                                                              ---------    ---------     -----------     ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
 Interest and fees on loans                                  $ 27,432        11,002            --          38,434
 Interest and dividends on securities available for sale       11,225           927            --          12,152
 Interest and dividends on securities held to maturity             --           560            --             560
 Interest on federal funds  sold/short-term investments         3,587           113            --           3,700
                                                             --------      --------      --------         -------
   Total interest income                                       42,244        12,602            --          54,846
                                                             --------      --------      --------         -------

Interest expense:
 Interest on deposits                                          16,055         4,568            --          20,623
 Interest on short-term borrowings                              1,746         1,252            --           2,998
                                                             --------      --------      --------         -------
   Total interest expense                                      17,801         5,820            --          23,621
                                                             --------      --------      --------         -------
   Net interest income                                         24,443         6,782            --          31,225

Provision for loan losses                                         850           300            --           1,150
                                                             --------      --------      --------         -------
   Net interest income after
    provision for loan losses                                  23,593         6,482            --          30,075
                                                             --------      --------      --------         -------

Noninterest income:
 Trust department income                                        2,086            --            --           2,086
 Fees for services to customers                                 2,059           227            --           2,286
 Net gain/(loss) on securities transactions                    (1,049)           --            --          (1,049)
 Other                                                            706           541            --           1,247
                                                             --------      --------      --------         -------
   Total noninterest income                                     3,802           768            --           4,570
                                                             --------      --------      --------         -------

Noninterest expense:
 Salaries and employee benefits                                 6,372         2,970            --           9,342
 Net occupancy and equipment expense                            2,400           770            --           3,170
 Net other real estate owned expense (income)                     (44)         (144)           --            (188)
 Other                                                          3,194         1,054      (h)   57           4,305
                                                             --------      --------      --------         -------
   Total noninterest expense                                   11,922         4,650            57          16,629
                                                             --------      --------      --------         -------

Income before income taxes                                     15,473         2,600           (57)         18,016
Income taxes                                                    5,203           945            --           6,148
                                                             --------      --------      --------         -------
Net income                                                   $ 10,270         1,655           (57)         11,868
                                                             --------      --------      --------         -------
                                                             --------      --------      --------         -------
Earnings per share:
 Basic                                                       $   0.19          0.21                          0.18
 Diluted                                                         0.19          0.21                          0.18



See the note to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED MARCH 31, 2000

         TRUSTCO, HUDSON AND COHOES COMBINED



                                                                                  TRUSTCO                               TRUSTCO
                                                                                   HUDSON                            HUDSON COHOES
                                                                    PRO FORMA     COMBINED                PRO FORMA     COMBINED
                                               TRUSTCO   HUDSON    ADJUSTMENTS    PRO FORMA    COHOES    ADJUSTMENTS   PRO FORMA
                                              --------  -------    -----------   ----------   --------   ----------- -------------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
 Interest and fees on loans                   $ 27,432      16,592       --          44,024      11,002       --        55,026
 Interest and dividends on securities
 available for sale                             11,225         314       --          11,539         927       --        12,466
 Interest and dividends on securities held
 to maturity                                                 4,102       --           4,102         560        --        4,662
 Interest on federal funds sold/short-term
 investments                                     3,587           1       --           3,588         113       --         3,701
                                              --------    --------   ------          ------      ------   ------        ------
   Total interest income                        42,244      21,009       --          63,253      12,602       --        75,855
                                              --------    --------   ------          ------      ------   ------        ------
Interest expense:
 Interest on deposits                           16,055       6,831       --          22,886       4,568       --        27,454
 Interest on short-term borrowings               1,746       2,138       --           3,884       1,252       --         5,136
                                              --------    --------   ------          ------      ------   ------        ------
   Total interest expense                       17,801       8,969       --          26,770       5,820       --        32,590
                                              --------    --------   ------          ------      ------   ------        ------
   Net interest income                          24,443      12,040       --          36,483       6,782       --        43,265

Provision for loan losses                          850       1,500       --           2,350         300       --         2,650
                                              --------    --------  -------        --------     --------   -------     --------

   Net interest income after
    provision for loan losses                   23,593      10,540       --         34,133        6,482       --        40,615
                                              --------     -------  --------      --------     --------   -------     --------

Noninterest income:
 Trust department income                         2,086                   --          2,086          --        --         2,086
 Fees for services to customers                  2,059         395       --          2,454          227       --         2,681
 Net gain/(loss) on securities transactions     (1,049)         --       --         (1,049)          --       --        (1,049)
 Other                                             706         334       --          1,040          541       --         1,581
                                              --------     -------  --------      --------     --------   -------     --------
   Total noninterest income                      3,802         729       --          4,531          768       --         5,299
                                              --------     -------  --------      --------     --------   -------     --------

Noninterest expense:
 Salaries and employee benefits                  6,372       3,671       --         10,043        2,970       --        13,013
 Net occupancy and equipment expense             2,400       1,207       --          3,607          770       --         4,377
 Net other real estate owned expense (income)      (44)        314       --            270         (144)      --           126
 Other                                           3,194       2,261   (h) 91          5,546        1,054   (h) 57         6,657
                                              --------     -------  --------      --------     --------   -------     --------

   Total noninterest expense                    11,922       7,453       91         19,456        4,650       57        24,173
                                              --------     -------  --------      --------     --------   -------     --------

Income before income taxes                      15,473       3,816      (91)        19,198        2,600      (57)       21,741
Income taxes                                     5,203       1,298       --          6,501          945       --         7,446
                                              --------     -------  --------      --------     --------   -------     --------

Net income                                    $ 10,270       2,518      (91)        12,697        1,655      (57)       14,295
                                              --------     -------  --------      --------     --------   -------     --------
                                              --------     -------  --------      --------     --------   -------     --------

Earnings per share:
 Basic                                        $   0.19       0.18                     0.17         0.21                   0.17
 Diluted                                          0.19       0.18                     0.17         0.21                   0.16



See the notes to the Unaudited Pro Forma Combined Financial Information.

SUMMARY OF PURCHASE ACCOUNTING ADJUSTMENTS MARCH 31, 2000

(in thousands, except per share information)

ACQUISITION OF HUDSON:

ENTRY FOR PURCHASE ACCOUNTING ADJUSTMENTS:

(in thousands, except per share information)


                                                             DR.            CR.
         (a)      Cash                                     $15,583
         (b)      Goodwill                                   7,319
         (c)      Other liabilities                          3,398
         (d)      Shareholders' equity                     200,723
         (e)      Other liabilities                                        5,000
         (f)      Shareholders' equity                                     3,357
         (g)      Shareholders' equity                                   218,666


DETAIL OF THE TRUSTCO/HUDSON PURCHASE ACCOUNTING ADJUSTMENTS:

         (a) To record the net effect of the cash received upon the payoff of the ESOP loan.

                   Dr.      Cash                            15,583
                   Cr.      Shareholders' Equity                        15,583

         (b)  Goodwill was calculated as follows:

              Number of Hudson common shares outstanding    15,619
              TrustCo acquisition price                      14.00     218,666
                                                            ------

              TrustCo acquisition price                      14.00
              Estimated weighted average option price        11.42
                                                              2.58

              Estimated number of options outstanding        1,301
                                                             -----
                                                             3,357       3,357
              Effective tax rate                                34%
                                                             -----
              Tax benefit of options                        (1,141)     (1,141)

              Transaction costs                              5,000       5,000
              Effective tax rate                                34%
                                                            ------
              Tax benefit of transaction costs              (1,700)     (1,700)
                                                                       -------

              Amount paid by TrustCo for Hudson                        224,182

              Hudson historical equity at March 31, 2000   200,723
              Unallocated ESOP shares                       15,583

              Estimated Hudson RRP's                           566
              TrustCo acquisition price                      14.00
                                                             -----
                                                             7,926
              less:  restricted RRP in equity               (6,289)
                                                           -------
              Additional RRP value                           1,637
              Effective tax rate                                34%
                                                           -------
              RRP tax benefit                                  557         557
                                                           -------     -------
                                                           -------
                                                           216,863     216,863
                                                                       -------
              Goodwill associated with acquisition of Hudson             7,319
                                                                       -------
                                                                       -------


         (c)  Tax benefit of options                        (1,141)

              Tax benefit of transaction costs              (1,700)   All of these amounts
              RRP tax benefit                                 (557)   were calculated in (B).
                                                          ---------
                                                            (3,398)
                                                          =========
              Dr.      Tax liability                         1,141
              Cr.      Goodwill                                          1,141
              Dr.      Tax liability                         1,700
              Cr.      Goodwill                                          1,700
              Dr.      Tax liability                           557
              Cr.      Stockholder's Equity (RRP)                          557



         (d) To eliminate Hudson historical Shareholders' equity of $200,723 (debit to equity).

         (e)  To record estimate transaction costs of $5 million as a payable.

                   Dr.      Goodwill                         5,000
                   Cr.      Accounts Payable                            5,000


         (f) The "stock-out" of Hudson options was calculated as follows:

                  Hudson acquisition price                   14.00
                  Weighted average option price              11.42
                                                             -----
                  Additional option value in acquisition      2.58
                  Number of options outstanding              1,301
                                                             -----
                  Value (in thousands)                       3,357
                                                             -----
                                                             -----
                           Dr.      Goodwill                 3,357
                           Cr.      Shareholders' Equity                3,357



         (g) To record the purchase of the outstanding Hudson common stock (credit to equity).

              15,619 Hudson shares outstanding at $14.00 per share = $218,666

         (h)  Amortization of goodwill over a 20-year period.

ACQUISITION OF COHOES:
ENTRY FOR PURCHASE ACCOUNTING ADJUSTMENTS:


                                                          DR.               CR.
         (a)      Cash                                  $8,121
         (b)      Goodwill                               4,590
         (c)      Other liabilities                      3,634
         (d)      Shareholders' equity                 121,136
         (e)      Other liabilities                                        5,000
         (f)      Shareholders' equity                                     4,289
         (g)      Shareholders' equity                                   128,192


DETAIL OF THE TRUSTCO/COHOES PURCHASE ACCOUNTING ADJUSTMENTS:

         (a) To record the net effect of the cash received upon the payoff of the ESOP loan.

                  Dr.      Cash                         8,121
                  Cr.      Shareholders' Equity                            8,121


         (b)  Goodwill was calculated as follows:

              Number of Cohoes common shares
               outstanding                              8,012
              TrustCo acquisition price                 16.00          128,192
                                                       ------

              TrustCo acquisition price                 16.00
              Estimated weighted average option price   11.50
                                                       ------
                                                         4.50

              Estimated number of options outstanding     953
                                                       ------
                                                        4,289            4,289
              Effective tax rate                           34%
                                                        -----
              Tax benefit of options                   (1,458)          (1,458)

              Transaction costs                         5,000            5,000
              Effective tax rate                           34%
                                                       ------
              Tax benefit of transaction costs         (1,700)          (1,700)
                                                                        -------

              Amount paid by TrustCo for Cohoes                        134,323

              Cohoes historical equity at
               March 31, 2000                         121,136
              Unallocated ESOP shares                   8,121

              Estimated Cohoes RRP's                      348
              TrustCo acquisition price                 16.00
                                                        ------
                                                        5,562
              less:  restricted RRP in equity          (4,161)
                                                      -------
              Additional RRP value                      1,401
              Effective tax rate                           34%
                                                      -------
              RRP tax benefit                             476              476
                                                      -------
                                                      -------
                                                      129,733          129,733
                                                                       -------
                                                      -------
              Goodwill associated with acquisition
               of Cohoes                                                 4,590
                                                                       -------
                                                                       -------


         (c)  Tax benefit of options                 (1,458)

              Tax benefit of transaction costs       (1,700)         All of these amounts
              RRP tax benefit                          (476)         were calculated in (B).
                                                    -------
                                                     (3,634)

                   Dr.  Tax liability                 1,458
                   Cr.  Goodwill                                          1,458
                   Dr.  Tax liability                 1,700
                   Cr.  Goodwill                                          1,700
                   Dr.  Tax liability                   476
                   Cr.  Stockholder's Equity (RRP)                          476



         (d) To eliminate Cohoes historical Shareholders' equity of $121,136 (debit to equity).

         (e)  To record estimate transaction costs of $5 million as a payable.

                   Dr.  Goodwill                      5,000
                   Cr.  Accounts Payable                                  5,000


         (f)  The "stock-out" of Cohoes options was calculated as follows:

              TrustCo acquisition price               16.00
              Weighted average option price           11.50
                                                      -----
              Additional option value in acquisition   4.50
              Number of options outstanding             953
                                                      -----
              Value (in thousands)                    4,289
                                                      -----
                                                      -----
                   Dr. Goodwill                       4,289
                   Cr. Shareholders' Equity                               4,289



         (g) To record the purchase of the outstanding Cohoes common stock (credit to equity).

              8,012 Cohoes shares outstanding at $16.00 per share = $128,192

         (h)  Amortization of goodwill over a 20-year period.

                     DESCRIPTION OF TRUSTCO'S CAPITAL STOCK`

GENERAL

         TrustCo is presently authorized to issue 100,000,000 shares of common stock, par value $1.00 per share (referred to in this Prospectus as "TrustCo Common Stock"), and 500,000 shares of preferred stock, par value $10.00 per share. At June 30, 2000, there were 53,444,265 shares of TrustCo Common Stock issued and outstanding, and no shares of the preferred stock are issued or outstanding.

COMMON STOCK

         VOTING RIGHTS

         Holders of TrustCo Common Stock possess exclusive voting rights in TrustCo, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of TrustCo Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the TrustCo Common Stock.

         DIVIDEND RIGHTS

         Holders of TrustCo Common Stock are entitled to receive dividends when, as and if declared by TrustCo's Board of Directors (the "TrustCo Board") out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by TrustCo in the future. Under the New York Business Corporation Law (the "New York Law"), TrustCo may pay dividends on TrustCo Common Stock unless TrustCo is or would thereby be made insolvent. Moreover, TrustCo may pay dividends out of surplus only such that the net assets of TrustCo remaining thereafter is at least equal to the amount of its stated capital. If any dividend is paid by TrustCo, in whole or in part, from sources other than earned surplus, the stockholders of TrustCo must be notified of that fact. The ability of Trustco Bank to pay cash dividends, which is expected to be TrustCo's principal source of income, is restricted by applicable banking laws. Such dividends have previously been TrustCo's principal source of income.

         LIQUIDATION RIGHTS

         In the event of a liquidation, dissolution or winding up of TrustCo, each holder of TrustCo Common Stock would be entitled to receive, after payment of all debts and liabilities of TrustCo, a pro rata portion of all assets of TrustCo available for distribution to holders of the TrustCo Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the TrustCo Common Stock.

         OTHER CHARACTERISTICS

         Holders of TrustCo Common Stock do not have preemptive rights with respect to any additional shares of TrustCo which may be issued. The shares of TrustCo Common Stock presently outstanding are, and the shares of TrustCo Common Stock to be issued pursuant to the Exchange Offer will be, when issued and delivered as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of TrustCo Common Stock.

         TRANSFER AGENT

         Trustco Bank is the transfer agent for shares of TrustCo Common Stock.

PREFERRED STOCK

         None of the 500,000 authorized shares of preferred stock of TrustCo are issued. The TrustCo Board is authorized to issue the preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preference, or both, and may have full or limited voting rights. The TrustCo Board has no present intention to issue any of the preferred stock.

                      DESCRIPTION OF HUDSON'S CAPITAL STOCK

GENERAL

         The following description of Hudson's capital stock is based on information contained in the Annual Report on Form 10-K of Hudson for the year ended March 31, 2000.

         Hudson is authorized to issue 40,000,000 shares of common stock, par value $.01 per share (referred to in this Prospectus as "Hudson Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share. At June 8, 2000, there were 15,360,560 shares of Hudson Common Stock issued and outstanding and no shares of the preferred stock were issued and outstanding.

COMMON STOCK

         The holders of shares of Hudson Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Hudson Board, and are entitled upon liquidation to receive pro rata the net assets of Hudson after satisfaction in full of the prior rights of creditors of Hudson and holders of any shares of preferred stock.

         The holders of shares of Hudson Common Stock are generally entitled to one vote for each share of Hudson Common Stock held on all matters as to which stockholders are entitled to vote, subject to the 10% Limit. The holders of Hudson Common Stock do not have cumulative voting rights.


         Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572 is the transfer agent and registrar for the shares of Hudson Common Stock.


PREFERRED STOCK

         None of the 5,000,000 authorized shares of preferred stock of Hudson are issued. The Hudson Board is authorized to issue the preferred stock from time to time in one or more series with such designation, powers, preferences and rights, including voting rights, and any qualifications, limitations or restrictions thereof, as may determined by the Hudson Board. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preference, or both, and may have full or limited voting rights.

                        COMPARISON OF SHAREHOLDER RIGHTS

         The rights of holders of Hudson Common Stock who receive TrustCo Common Stock in the Exchange Offer will be governed by the New York Law, the state in which TrustCo is incorporated, and by TrustCo's Amended and Restated Certificate of Incorporation, as amended ("TrustCo's Certificate"), and Bylaws, as amended, and other corporate documents of TrustCo. The rights of holders of Hudson Common Stock, which are governed by the DGCL and Hudson's Certificate and Bylaws, as amended, differ in certain respects from the rights which such holders would have as stockholders of TrustCo. A summary of the material differences between the respective rights of Hudson and TrustCo stockholders is set forth below.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         BUSINESS COMBINATIONS

                  TRUSTCO

         The New York Law generally requires that mergers, consolidations and sales, leases, exchanges, or other distributions of all of the assets of a corporation be approved by a vote of not less than two-thirds of all outstanding shares entitled to vote on such transactions. Moreover, generally, holders of shares of any class or series have the right to vote, and to vote as a class, on certain mergers and consolidations which contain provisions that exclude or limit their right to vote, or adversely affect certain of their rights, or authorize shares which have a preference over their shares. In such cases, in addition to the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon, the merger or consolidation must be approved by the holders of a majority of all outstanding shares of such class or series.

         TrustCo's Certificate includes a so-called "fair consideration" provision, which provides that a "business combination" (including a merger, consolidation or acquisition of substantially all assets) involving TrustCo, or any subsidiary of TrustCo, with any person or entity beneficially owning directly or indirectly more than 5% of TrustCo's outstanding voting stock (a "TrustCo 5% stockholder") may not be consummated, even if the normal statutory requirements are met, unless: (i) the transaction is approved by at least two-thirds of the members of the TrustCo Board who are not affiliated with the TrustCo 5% stockholder; or (ii) the transaction meets certain minimum price requirements (in either of which cases only the normal stockholder and director approval requirements of the New York Law would govern the transaction). The primary purpose of TrustCo's "fair consideration" provision is to provide additional safeguards for the remaining stockholders in the event that an individual or entity becomes a majority stockholder of TrustCo. If TrustCo comes under the control of a single person or entity, substantial inequities could befall the minority stockholders. Accordingly, this "fair consideration" provision was included in TrustCo's Certificate to make it more likely that any acquisition of TrustCo will involve payment of a fair price to all stockholders of TrustCo.

                  HUDSON

         Hudson's Certificate provides for a greater than majority stockholder approval requirement for certain business combinations with interested stockholders. Under Hudson's Certificate, certain business combinations with an interested stockholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors. Generally, an interested stockholder is any person, other than Hudson or any subsidiary of Hudson, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Hudson. The business combination provisions relating to interested stockholders also apply to affiliates of interested stockholders. Business combinations subject to the 80% stockholder approval requirement include: (i) any merger or consolidation of Hudson or any subsidiary of Hudson with an interested stockholder or affiliate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Hudson or any Hudson subsidiary to an interested stockholder having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Hudson and its subsidiaries; (iii) the issuance or transfer by Hudson or any Hudson subsidiary of any stock of Hudson or any Hudson subsidiary to an interested stockholder for any property equaling or exceeding 25% of the combined assets of Hudson and any Hudson subsidiaries; (iv) the adoption of any plan for the liquidation or dissolution of Hudson proposed by or on behalf of an interested stockholder or affiliate thereof; and (v) any reclassification of securities or recapitalization of Hudson, or any merger or consolidation of Hudson with any of its subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Hudson or any subsidiary of Hudson directly or indirectly owned by an interested stockholder or affiliate thereof. A business combination with an interested stockholder may avoid the 80% stockholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors, if: (a) the business combination does not involve cash or other consideration being received by the stockholders of Hudson solely in their capacity as stockholders of Hudson and the business combination has been approved by a majority of the disinterested directors of Hudson; or (b) the business combination has been approved by a majority of the disinterested directors of Hudson, or each of the following conditions are met: (1) the fair market value of the consideration received per share by the holders of Hudson Common Stock equals or exceeds the higher of certain fair price determinations; (2) there has been no reduction of dividends or failure to pay dividends after the time the interested stockholder became an interested stockholder, except as approved by a majority of disinterested directors; (3) the interested stockholder and its affiliates have not become the beneficial owners of any additional shares of voting stock of Hudson after the interested stockholder became an interested stockholder; (4) the interested stockholder has not received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance; and (5) a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to stockholders of Hudson at least 30 days prior to the consummation of such business combination.

         REMOVAL OF DIRECTORS

                  TRUSTCO

         The New York Law provides that any or all of the directors of TrustCo may be removed for cause by a vote of the stockholders. TrustCo's Certificate specifies that an affirmative vote of at least a majority of its outstanding stock is needed to approve any matter on which stockholders are entitled to vote.

                  HUDSON

         Hudson's Certificate provides that any director or the entire Hudson Board may be removed from office at any time, but only for cause and only by the holders of at least 80% of the voting power of all of the outstanding shares of capital stock of Hudson entitled to vote generally in the election of directors. Hudson's 80% stockholder vote requirement for removal of directors precludes a majority stockholder from circumventing Hudson's classified Hudson Board by decreasing the size of the Hudson Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Hudson Board. Stockholders of Hudson may not remove directors without cause, making it more difficult for a majority stockholder to control the Hudson Board. The restriction on director removal found in Hudson's Certificate also makes it more difficult for stockholders of Hudson to change the composition of the Hudson Board even where the stockholders believe in good faith that such a change would be beneficial to Hudson and to the stockholders of Hudson.

         AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

                  TRUSTCO

         TrustCo's Certificate requires an affirmative vote of at least two-thirds of TrustCo's voting stock to change, modify, or repeal any provision of TrustCo's Certificate or Bylaws.

                  HUDSON

         The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon. The DGCL also provides that, if a greater than majority stockholder vote is required to effect an action under a certain article of a Delaware corporation's certificate of incorporation, then amending such an article likewise requires such a greater than majority stockholder vote.

         Hudson's Certificate provides that Hudson may amend or repeal any provision contained in Hudson's Certificate in the manner prescribed described above pursuant to the DGCL. Hudson's Certificate further provides that the affirmative vote of at least 80% of the voting power of all of the outstanding shares of the capital stock of Hudson entitled to vote generally in the election of directors (after giving effect to the 10% Limit described herein under the caption "COMPARISON OF SHAREHOLDER RIGHTS -- Anti-takeover Statutes and Provisions -- HUDSON") is required to amend or repeal the provisions of: (i) Article THIRTEENTH (relating to amending the Hudson's Certificate); (ii) Sections B or C of Article FOURTH (relating to voting restrictions imposed on stockholders owning in excess of 10% of the outstanding shares of Hudson Common Stock); (iii) Sections C and D of Article FIFTH (relating to stockholder special meetings and stockholder action by written consent); (iv) Article SIXTH (relating to the number, classification, qualification, disqualification, director nominations, filling of vacancies and removal of directors of Hudson);
(v) Article SEVENTH (relating to amending the Bylaws); (vi) Article EIGHTH (relating to approval of business combinations with an interested stockholder or its affiliates); (vii) Article TENTH (relating to Hudson's purchase of stock from an interested person); and (viii) Article ELEVENTH (relating to indemnification).

         Hudson's Bylaws provide that the Hudson Board may amend or repeal the Bylaws upon the vote of a majority of the whole board thereof. The stockholders of Hudson, upon the affirmative vote of the holder of at least 80% of the voting power of the voting stock (after giving effect to the 10% Limit), also have the power to amend or repeal the Bylaws of Hudson.

         VOTING RIGHTS

                  TRUSTCO

         Holders of TrustCo Common Stock are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the stockholders generally. A stockholder of TrustCo may vote in person or by proxy. Directors of TrustCo are elected by a plurality of the stockholder votes cast and stockholders of TrustCo Common Stock are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except those matters specifically requiring a greater than majority vote pursuant to the New York Law or TrustCo's Certificate.

                  HUDSON

         In accordance with the DGCL, and as provided in the Bylaws of Hudson, each outstanding share of Hudson Common Stock is entitled to one vote on each matter voted on at a stockholders' meeting. A stockholder of Hudson may vote in person or by proxy. Directors of Hudson are elected by a plurality of the stockholder votes cast, and stockholders of Hudson are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except those matters specifically requiring a greater than majority vote pursuant to the DGCL or Hudson's Certificate. Notwithstanding the foregoing, Article FOURTH, Section C, of Hudson's Certificate provides that no person who beneficially owns more than 10% of the outstanding shares of Hudson Common Stock may vote shares in excess of that limit. See "COMPARISON OF SHAREHOLDER RIGHTS -- Anti-Takeover Statutes and Provisions -- HUDSON."

SPECIAL MEETING OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

         TRUSTCO

         The New York Law provides that special meetings of the stockholders of a New York corporation may be called by the board of directors and by such person or persons as may be so authorized by the certificate of incorporation or the bylaws. TrustCo's Certificate provides that special meetings of stockholders of TrustCo may be called at the request of at least two-thirds of the shares of TrustCo Common issued and outstanding. In addition, the Bylaws provide that a special meeting of the stockholders may be called at any time by the TrustCo Board or by TrustCo's Chief Executive Officer.

         Pursuant to the New York Law, stockholders of TrustCo may take any action without a meeting by written consent, which consent must set forth the action so taken and be signed by the holders of all of the outstanding shares entitled to vote thereon. Written consent given by the holders of all outstanding shares entitled to vote has the same effect as a unanimous vote of stockholders.

         HUDSON

         In accordance with the DGCL, Hudson's' Bylaws provides that special meetings of stockholders of Hudson may be called only by the Hudson Board pursuant to a resolution adopted by a majority of the total number of directors which Hudson would have if there were no vacancies on the Hudson Board. Hudson's' Bylaws also provides that any action required or permitted to be taken by the stockholders of Hudson must be effected at a duly called annual or special stockholders' meeting and may not be effected by any consent in writing by such stockholders. The DGCL, in the absence of this provision, permits action by written consent of stockholders signed by the holders of the number of shares that would be required to effect the action at a meeting. Hudson's' restriction against stockholders' ability to call a special stockholders' meeting and against stockholder action by written consent is more restrictive than TrustCo's 2/3 stockholder vote required to call a special meeting and stockholders' act by written consent of all of TrustCo's stockholders. Hudson's more restrictive provisions preclude attempts by stockholders to disrupt the business of Hudson between annual stockholders' meetings, and make it impossible for a stockholder or stockholder group to take action where such action is opposed by a majority of the Hudson Board and management of Hudson. Hudson's' more restrictive provisions also preclude the removal of directors, even if cause exists or a director becomes disqualified, until the next annual stockholders' meeting, where such removal is opposed by a majority of the Hudson Board.

DISSENTERS' RIGHTS

         TRUSTCO

         The New York Law provides that dissenting stockholders are entitled to receive payment of the "fair value" of their shares in connection with certain mergers or consolidations of which the corporation is a party and sales or exchanges of all or substantially all of the assets of a corporation. Under the New York Law, dissenting stockholders: (i) may withdraw their notice of election to dissent within certain specific time periods prior to their acceptance of a corporation's offer to purchase their shares; (ii) are entitled to an advance payment which accompanies a corporation's offer to purchase their shares, if the corporate action has been consummated; and (iii) bear their own costs and expenses as to any court proceeding for a determination of the fair value of their shares.

         HUDSON

         The DGCL provides that, unless the certificate of incorporation of a Delaware corporation provides otherwise, no dissenters' appraisal rights are available to holders of shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASD, or are held of record by more than 2,000 stockholders. As the shares of

Hudson Common Stock are a national market system security traded on Nasdaq and Hudson's Certificate does not provide for dissenters' appraisal rights, holders of Hudson Common Stock have no dissenters' appraisal rights in any merger, consolidation or disposition of assets. Stockholders of Hudson may not, therefore, assert dissenters' appraisal rights in connection with the Exchange Offer or the TrustCo-Hudson Merger.

ANTI-TAKEOVER STATUTES AND PROVISIONS

         TRUSTCO

         In general, the New York Law prohibits any business combination (e.g. mergers, consolidations, and acquisitions of substantially all of the assets) between a New York corporation and an "interested stockholder" (defined as any owner of 20% or more of the voting stock of such corporation) unless the corporation's board of directors has approved the business combination or the stock acquisition by which the related party's interest reached 20% (the "Stock Acquisition") prior to the date of the Stock Acquisition. This restriction applies for five years after the date of the Stock Acquisition. Thereafter, the corporation may enter into a business combination with the related party: (i) if the combination is approved by a majority of the corporation's voting stock beneficially owned by stockholders other than the related party; or (ii) if such disinterested stockholders receive a price for their shares equal to or greater than a price determined in accordance with a statutory formula intended to assure that stockholders receive an equitable price in the business combination. As a New York corporation, TrustCo and any potential acquiror of TrustCo would be subject to this provision.

         TrustCo's Certificate and Bylaws contain several provisions which may be deemed to be "anti-takeover" in nature. TrustCo's Certificate contains a "fair consideration" provision which is discussed under "COMPARISON OF SHAREHOLDER RIGHTS -- Stockholder Vote Required for Certain Transactions -- BUSINESS COMBINATIONS -- TRUSTCO." TrustCo's Certificate also provides for a classified board of directors, under which one-third of the directors are elected to three-year terms at each annual stockholders' meeting. In effect, the classified board may increase the time required for any one or more persons owning a majority or controlling block of stock to elect a majority of the directors. Without a classified board, a change in control can be accomplished at a single annual stockholders' meeting. In contrast, with a classified board, at least two successive annual stockholders' meetings may be required to effect a change in control. The TrustCo Board and management of TrustCo believe that a classified board may help to moderate the pace of any change in control of the TrustCo Board and, by increasing the stability of the TrustCo Board, may also increase its effectiveness. Conversely, the additional time required to obtain control of the TrustCo Board also tends to discourage a tender offer or takeover bid, many of which are made at premium prices to stockholders.

         HUDSON

         The DGCL has a "freeze provision" that generally prohibits any business combination, such as a merger or consolidation, between a Delaware corporation and an interested stockholder (which is generally defined as any owner of 15% or more of the outstanding voting stock of a corporation) for three years after the date on which such stockholder becomes an interested stockholder. The Delaware statute provides that if any of the following conditions are met, Delaware's three-year freeze provision will not apply: (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction by which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by persons who are directors and also officers and by certain employee stock ownership plans); or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

         Under the terms of Hudson's Certificate, a record owner of Hudson Common Stock who beneficially owns, directly or indirectly, in excess of 10% of the outstanding shares of Hudson Common Stock is not entitled to vote the shares held in excess of 10% of the outstanding shares of Hudson Common Stock. The number of shares which may be voted by any record owner owning shares in excess of the 10% Limit is equal to the total number of votes which a single record owner of all Hudson Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Hudson Common Stock beneficially owned by such person owning shares in excess of the 10% Limit.

         As with TrustCo, Hudson's Certificate provides that the Hudson Board is divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. For additional discussion of provisions which may be deemed to have an anti-takeover effect, see "COMPARISON OF SHAREHOLDER RIGHTS -- Special Meeting of Stockholders; Stockholder Action by Written Consent -- HUDSON", and "-- Stockholder Vote Required for Certain Transactions -- REMOVAL OF DIRECTORS -- HUDSON."

INDEMNIFICATION

         TRUSTCO

         The New York Law contains provisions permitting indemnification of officers and directors so long as such persons acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, if he or she had no reason to believe his or her conduct was unlawful. TrustCo's Bylaws generally permit indemnification, PROVIDED, HOWEVER, that no indemnification will be made to any officer or director if a judgement or final adjudication establishes that his or her acts were committed in bad faith or were the result of an act of deliberate dishonesty, and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not entitled.

         HUDSON

         The DGCL grants Delaware corporations broad indemnification powers, including the authority to provide forms of indemnification in addition to the types of indemnification specifically set forth within the DGCL. Hudson's Certificate provides mandatory indemnification for each person who was or is made a party or threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of Hudson or a subsidiary of Hudson or is or was serving at the request of Hudson as a director, officer, employee or agent of another corporation. Such mandatory indemnification covers the alleged action whether or not such person was acting in their official capacity. Such indemnification covers all expense, liability and loss, including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement reasonably incurred by the indemnitee in connection with the proceeding. Hudson's Certificate provides indemnification to an indemnitee who initiates a proceeding only if the proceeding was authorized by the Hudson Board or was initiated to enforce indemnification rights. Hudson's Certificate provides for payment of indemnification expenses in advance of a proceeding's final disposition provided the indemnitee first delivers to Hudson an undertaking by or on behalf of such indemnitee to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified for such expense. In addition to mandatory indemnification, Hudson may in accordance with Hudson's Certificate, to the extent authorized by the Hudson Board, grant rights to indemnification and to the advancement of indemnification expenses to any employee or agent of Hudson to the fullest extent that Hudson is authorized to indemnify and advance expenses to the directors and officers of Hudson. Hudson's Certificate also authorizes Hudson to maintain insurance to protect Hudson and any director, officer, employee or agent of Hudson or another corporation against any expense, liability or loss, whether or not Hudson would have the power to indemnify such person against such expense, liability or loss under the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

         TRUSTCO

         TrustCo's Certificate provides that, to the fullest extent that the New York Law permits elimination or limitation of the liabilities of directors, no director of TrustCo will be liable to the corporation or its stockholders for any breach of duty in such capacity. The New York Law provides that a director will not be liable if he or she performed his or her duties as a director, including duties as a member of any committee thereof, in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances.

         HUDSON

         Hudson's Certificate provides that a director of Hudson will not be personally liable to Hudson or the stockholders of Hudson for monetary damages for breach of fiduciary duty as a director, except for liability resulting from:
(i) any breach of the director's duty of loyalty to Hudson or the stockholders of Hudson; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividend or unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit. Stockholders of Hudson do not, therefore, have a cause of action against a director based upon negligent business decisions, including those relating to attempts to acquire control of Hudson. Hudson's Certificate does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Hudson's limitation of director liability may reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to Hudson and its stockholders.

CONSIDERATION OF NON-STOCKHOLDER INTERESTS

         TRUSTCO

         The New York Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation and its stockholders as well as the short-term or long-term effects of any action upon: (i) the corporation's prospects for potential growth, development, productivity and profitability; (ii) the corporation's current employees; (iii) the corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation; (iv) the corporation's customers and creditors; and
(v) the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business. The New York Law does not create any duties of any director to any person or entity to consider or afford any particular weight to any of the foregoing criteria, nor does it abrogate any duty of the directors, either statutory or recognized by common law or court decisions.

         HUDSON

         The DGCL does not address a Delaware director's ability to consider non-stockholder interests when discharging his or her duties. Delaware case law, however, provides that in discharging his or her responsibilities, a board of directors of a Delaware corporation must limit consideration of non-stockholder interests, and that a board of directors of a Delaware corporation may consider non-stockholder interests only if those interests are rationally related to benefits accruing to the stockholders of the Delaware corporation. REVLON, INC. V. MACANDREWS & FORBES HOLDINGS, INC., 506 A.2d 173 (Del. 1986). Delaware case law further provides that, when a board of directors of a Delaware corporation decides to sell a Delaware corporation, concern for non-stockholder interests is inappropriate. ID.

         Hudson's Certificate grants the Hudson Board broader discretion than that authorized by Delaware case law. Specifically, Hudson's Certificate provides that the Hudson Board may, when evaluating any tender or exchange offer, any offer to merge or consolidate Hudson with another entity or any offer to purchase all or substantially all of the assets of Hudson, give due consideration to all relevant factors including, without limitation, the social and economic effect of acceptance of any such offer on present and future customers and employees of Hudson and subsidiaries of Hudson, the communities in which Hudson and its subsidiaries operate or are located, and the ability of Hudson and its subsidiaries to fulfill their respective corporate or banking objectives.

                                  LEGAL OPINION

         The legality of the TrustCo Common Stock offered hereby will be passed upon by the law firm of Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Members of, and attorneys employed by, Lewis, Rice & Fingersh, L.C., owned, directly or indirectly, approximately 11,041 shares of TrustCo Common Stock.

                                     EXPERTS

         The consolidated financial statements contained in TrustCo's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by KPMG LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing.

         The Exchange Agent for the Exchange Offer is:

                        CHASEMELLON SHAREHOLDER SERVICES

By mail:                    By hand:                   By overnight:

Reorganization Department   Reorganization Department  85 Challenger Road
P.O. Box 3301               120 Broadway, 13th Floor   Mail Stop - Reorg
South Hackensack, NJ 07606  New York, NY 10271         Ridgefield Park, NJ 07660


Facsimile (for eligible institutions only): (201) 296-4293

Confirm facsimile by telephone ONLY:        (201) 296-4860

                                   APPENDIX A

                                    IMPORTANT

 PLEASE SIGN, DATE AND, IF NECESSARY, HAVE YOUR SIGNATURE GUARANTEED IN THE BOX ENTITLED "SIGN HERE" ON PAGE 3 OF THIS DOCUMENT WHERE INDICATED BY THE ARROWS.

                              LETTER OF TRANSMITTAL

                                TO TENDER SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                           HUDSON RIVER BANCORP, INC.

                                 (THE "COMPANY")

                         PURSUANT TO THE EXCHANGE OFFER

                           DATED ______________, 2000

                                       BY

                              TRUSTCO BANK CORP NY

                      To: CHASEMELLON SHAREHOLDER SERVICES


                                 (201) 296-4293



               BY MAIL OR BY HAND:             BY FACSIMILE COPY:

                       TENDER, PROXY AND POWER OF ATTORNEY

         The undersigned, the registered holder of shares of common stock (the "Shares") of the Company as described in the Exchange Offer referred to above, or the legal representative of the registered holder, hereby accepts, with respect to the Shares tendered, the offer of TrustCo Bank Corp NY ("Offeror"), receipt of which is hereby acknowledged, to acquire the Shares upon the terms and subject to the conditions of the Exchange Offer.

         Accordingly, subject to and effective upon the acquisition by Offeror (pursuant to the Exchange Offer) of the Shares tendered herewith, the undersigned hereby assigns and transfers to or upon the order of Offeror such Shares, including any and all declared but unpaid dividends and other distributions on such Shares, and hereby constitutes and appoints ChaseMellon Shareholder Services (the "Exchange Agent") the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares with full power of substitution (such power of attorney is deemed to be an irrevocable power coupled with an interest) to: (i) deliver the Shares, together with any and all evidences of transfer and authenticity which may be required by the Exchange Agent, to or upon the order of Offeror upon receipt by the Exchange Agent, as the undersigned's agent, of the shares of Offeror's common stock as set forth in the Exchange Offer; (ii) do all things necessary and appropriate for the transfer of such Shares on the Company's books; (iii) exercise all rights of legal and beneficial ownership of such Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, in accordance with the terms of the Exchange Offer; and (iv) receive all dividends and other distributions due or rights issued in respect to the Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, all in accordance with the terms of the Exchange Offer. Upon such acceptance for acquisition, all prior proxies and powers of attorney given by the undersigned with respect to such Shares will, without further action, be revoked and no subsequent proxies or powers of attorney may be given and, if given, will not be deemed effective.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign and transfer the Shares and that Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, voting agreements and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Offeror to be necessary or desirable to complete the exchange, assignment and transfer of the Shares.

         All authority herein conferred or agreed to be conferred survives the death or incapacity of the undersigned and any obligations of the undersigned hereunder are binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Exchange Offer, this tender is irrevocable.

         The undersigned understands that acceptance of the offer contained in the Exchange Offer constitutes an agreement between the undersigned and Offeror, in accordance with the terms and conditions precedent of the Exchange Offer, only when a duly executed and properly completed copy of this Letter of Transmittal, together with any other required documents (including, but not limited to, the Shares), are received by the Exchange Agent. The undersigned further acknowledges receipt and has read the contents of the Exchange Offer and recognizes the various conditions to the offer that are set forth in the Exchange Offer.

         Unless otherwise indicated herein under "Special Payment Instructions," please issue the shares of Offeror's common stock as set forth in the Exchange Offer in the name of the undersigned. Similarly, please mail such shares, unless otherwise indicated herein under "Special Delivery Instructions," and/or send any appropriate documents if a Share is not exchanged, to the undersigned at the address shown below the undersigned's signature. The undersigned recognizes that Offeror has no obligation to transfer any Shares from the name of the registered holder thereof if Offeror does not acquire such Shares pursuant to the Exchange Offer.

                              DESCRIPTION OF SHARES

                    [to be completed by the tendering Holder]



Name and Address of Registered Holder       Certificate Number         Number of Shares
-------------------------------------       ------------------         ----------------





--------------------------------  ----------------------------------------------
      SIGN HERE                   SPECIAL PAYMENT INSTRUCTIONS
-------------------------         To be completed ONLY if shares of Offeror's
                                  common stock and/or the check for cash payable
                                  in lieu of fractional shares is to be issued
-------------------------         in the name of someone other than the
(Signature(s) of Owner(s)         registered owner.
                                  Name:
                                        ----------------------------
  DATED           , 2000          Address:
                                          --------------------------
(Must be singed by registered
holder(s) exactly as name(s)              --------------------------
appear(s) under "Description of
Shaes" above. If signature is by          --------------------------
a person acting in fiduciary                  (Include Zip Code)
capacity or as the registered
owner's legal representative,             ---------------------------
please set forth full title, See          Tax Identification or Social
Instruction 4.)                               Security Number
Name(s)
       -------------------------  ----------------------------------------------
       (Please Print)

--------------------------------
         (Address)

--------------------------------  ----------------------------------------------
     (Include Zip Code)           SPECIAL DELIVERY INSTRUCTIONS
                                  To be completed ONLY if shares of Offeror's
Phone Number(      )              common stock and/or the check for cash payable
             ------ ------------  in lieu of fractional shares is to be sent to
Taxpayer Identification or        someone other than the registered owner at any
 Social Security                  address other than that shown under
  Number                          "Description of Shares"
        ------------------------  above.
                                  Name:
                                       ----------------------------
SIGNATURE(S) GUARANTEED           Address:
                                          --------------------------
--------------------------------
                                          --------------------------
--------------------------------
(See Instruction 1)                       --------------------------
                                              (Include Zip Code)

                                          --------------------------
--------------------------------          Tax Identification or Social
                                              Security Number

                                  ----------------------------------------------

                                  INSTRUCTIONS

                               FORMING PART OF THE
                   TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. SIGNATURE GUARANTEE. No signature guarantee is required if this Letter of Transmittal is signed by the registered owner of the Shares tendered with this Letter of Transmittal and delivery is to be made directly to such registered owner. If such registered owner has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the previous page, all signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States of America.

2. EXECUTION AND DELIVERY. This Letter of Transmittal or a facsimile thereof must be properly filled in and signed by the registered owner or owners of the Shares being tendered and should be mailed or delivered with the Shares to the Exchange Agent at the appropriate address set forth herein. The method of delivery of all documents is at the election and risk of the owners of the Shares being tendered. However, it is suggested that all documents be delivered to the Exchange Agent in person or, if sent by mail, be sent by registered mail, return receipt requested, properly insured. No alternative, conditional or contingent tenders will be accepted. All tendering owners of a Share, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their tender.

3. DESCRIPTION OF SHARES. The Holder should complete the Description of Shares on the preceding page. The name of the "registered holder" should be the name on the certificate or a duly executed stock power or comparable document.

4. COMPLETION OF LETTER OF TRANSMITTAL. Signatures on all documents must correspond with the name of the registered holder of the tendered Shares as set forth on page 3 of this Letter of Transmittal (under the heading "Description of Shares") without alteration, enlargement or any change whatsoever, unless an authorized representative is signing on behalf of the registered owner. If the Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Offeror of their authority so to act must be submitted to the Exchange Agent.

5. ADDITIONAL COPIES. Additional copies of the Exchange Offer and this Letter of Transmittal may be obtained from the Exchange Agent at its address set forth on the cover page of this Letter of Transmittal.

6. TRANSFER TAXES. Transfer taxes imposed as a result of the purchase pursuant to the Exchange Offer, if any, will be paid by Offeror, except that applicable transfer taxes will be deducted from a cash payment where such payment is to be made to other than the registered holder, thus involving an additional transfer.

7. WAIVER OF CONDITIONS. The conditions set forth in this Letter of Transmittal are for the sole benefit of Offeror and may be asserted by Offeror regardless of the circumstances giving rise to any such conditions or may be waived at any one time and from time to time in Offeror's sole discretion.

8. TAXPAYER IDENTIFICATION NUMBER, SUBSTITUTE FORM W-9. The tendering holder of a Share is required to provide the Exchange Agent with his correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 on the page following the last page of these instructions. Failure to provide the information on the form may subject the tendering holder to 31% withholding on the payment of the exchange consideration. If such holder is an individual, the taxpayer identification number is his social security number. The box in Part 3 of the form may be checked if the tendering holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days, the Exchange Agent will withhold 31% on all payments of the exchange consideration thereafter until a TIN is provided to the Exchange Agent, and the holder may be subject to a $500 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder with respect to an exchanged Share pursuant to the Exchange Offer may be subject to backup withholding. If the backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the holder of a Share. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

                               SUBSTITUTE FORM W-9

                         SUBSTITUTE FORM W-9 REQUEST FOR
                TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION
                 PAYOR'S NAME: CHASEMELLON SHAREHOLDER SERVICES



--------------------------------------------------------------------------------

Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below):



Name
    ----------------------------------------------------------------------------



Address
       -------------------------------------------------------------------------



City, State and Zip Code
                        --------------------------------------------------------


--------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                                  TAXPAYER IDENTIFICATION  NO.
FORM W-9                                    FOR ALL ACCOUNTS                                Social Security Number
Department of the Treasury                  Enter your taxpayer identification
appropriate box.                            Internal Revenue Service number in the

Payer's Request for                         For  most  individuals  this  is your        Employer Identification No.
Taxpayer Identification Number (TIN)        social  security  number.  If  you do
                                            not have a number,  see the  enclosed
                                            Guidelines.

                                            Note:  If the  account  is more  than
                                            one  name,   see  the  chart  in  the
                                            enclosed  Guideline  on which  number
                                            to give the payor.
---------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

CERTIFICATION - Under penalties of perjury, I certify that:



(1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and



(2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service



    ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the



    IRS has notified me that I am no longer subject to backup withholding.



CERTIFICATION INFORMATION - You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest on dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions as to an individual retirement account, and payments other than interest and dividend. Also see "Signing the Certification" under "Specific Instructions" in the enclosed Guidelines.



SIGNATURE:                                    DATE:
          --------------------------------         -----------------------------


--------------------------------------------------------------------------------


NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING, PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE "APPLIED FOR" IN THE SPACE FOR THE TIN" ON SUBSTITUTE FORM W-9.



--------------------------------------------------------------------------------

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER



I certify under the penalty of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.



SIGNATURE:                                    DATE:
          --------------------------------         -----------------------------


--------------------------------------------------------------------------------

         Any questions or requests for assistance or additional copies of the Prospectus and the Letter of Transmittal may be directed to Georgeson Shareholder Communications Inc. at the telephone number and location listed below. You may contact your broker, dealer, commercial bank or other nominee for assistance concerning the Exchange Offer.



                    THE INFORMATION AGENT FOR THIS OFFER IS:



                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                            TOLL FREE 1-800-223-2064

                                   APPENDIX B

         SECTION 203 OF THE DELAWARE GENERAL BUSINESS CORPORATION LAW 203 BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

         (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

         (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

         (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         (b)  The restrictions contained in this section shall not apply if:

         (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

         (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

         (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection
(b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

         (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The Nasdaq Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

         (5)  a stockholder becomes an interested stockholder inadvertently and
(i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

         (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph
(7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to Section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less then 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

         (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

         Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

         (c)  As used in this section only, the term:

         (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

         (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

         (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

              (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

              (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

              (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

              (iv) any transaction involving the corporation or any direct or indirect majority -owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

              (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

         (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

         (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in
(A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

         (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

         (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

         (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

              (i)       beneficially owns such stock, directly or indirectly; or

              (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
(B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

              (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

         (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

         (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. `95, eff. 7-1-95.)

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 721-725 of the New York Law provide for or permit the indemnification of directors and officers of TrustCo under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

         Article 11 of TrustCo's Certificate provides that, to the fullest extent elimination or limitation of director liability is permitted by the New York Law, no director of the corporation shall be liable to the corporation or its stockholders for any breach of duty in such capacity.

         Article 13, Section 13.2, of the Registrant's Bylaws expressly provides that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of an act of deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled.

         Pursuant to a policy of directors' and officers' insurance with total annual limits of $5,000,000, the directors and officers of Registrant are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are submitted herewith:

         5 Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding legality);

         8 Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding tax consequences);

         23(a)     Consent of KPMG LLP;

         23(b) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality);

         24        Powers of Attorney;

         28(a)     Letter of Transmittal (Appendix A to Prospectus);

         28(b)     Exchange Agent Agreement; and

         99        Section 203 of the DGCL (Appendix B to this Prospectus).

         The following exhibits are incorporated by reference herein:

         3(a) Amended and Restated Certificate of Incorporation of TrustCo Bank Corp NY; and

         3(b)      Amended Bylaws of TrustCo Bank Corp NY.

ITEM 22. UNDERTAKINGS.

         (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the 1933 Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The Registrant undertakes that every prospectus that (i) is filed pursuant to paragraph (1) immediately preceding, or (ii) purports to meet the requirements of Section 10(a)(3) of the 1933 Act, and is issued in connection with an offering of securities subject to Rule 415 promulgated pursuant to the 1933 Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

         (4) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (5)  The undersigned Registrant hereby undertakes:

              (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                   (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

                   (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (b) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (8) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         SIGNATURES


         Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, State of New York, on August 8, 2000.


                                  TRUSTCO BANK CORP NY

                                  By: /s/ Robert A. Mccormick
                                     ----------------------------
                                     Robert A. McCormick
                                     President and Chief Executive
                                     Officer


         Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2000.


         NAME                                    TITLE/POSITION

/s/ Robert A. Mccormick         President, Chief Executive Officer and Director
---------------------------     (principal executive officer)
Robert A. McCormick

/s/ Robert T. Cushing           Vice President and Chief Financial Officer
---------------------------     (principal financial officer and principal
Robert T. Cushing               accounting officer)

/s/ Barton A. Andreoli*         Director
---------------------------
Barton A. Andreoli

/s/ Lionel O. Barthold*         Director
---------------------------
Lionel O. Barthold

/s/ M. Norman Brickman*         Director
---------------------------
M. Norman Brickman

/s/ Joseph Lucarelli*           Director
---------------------------
Joseph Lucarelli

/s/ Nancy A. Mcnamara*          Director
---------------------------
Nancy A. McNamara

/s/ Dr. Anthony J. Marinello*   Director
---------------------------
Dr. Anthony J. Marinello

/s/ James H. Murphy, D.D.S.*    Director
---------------------------
James H. Murphy, D.D.S.

/s/ Richard J. Murray, Jr.*     Director
---------------------------
Richard J. Murray, Jr.

/s/ Kenneth C. Petersen*        Director
---------------------------
Kenneth C. Petersen

/s/ William D. Powers*          Director
---------------------------
William D. Powers

/s/ William J. Purdy*           Director
---------------------------
William J. Purdy

/s/ William F. Terry*           Director
---------------------------
William F. Terry

*By:/s/ William F. Terry
    -----------------------
    William F. Terry
    Attorney-in-fact

                                  EXHIBIT INDEX







EXHIBIT NO.
-----------


3(i)a         Amended and Restated Certificate of Incorporation of TrustCo Bank
              Corp NY, dated July 27, 1993, filed as Exhibit

3(i)a To TrustCo Bank Corp NY's Quarterly Report on Form 10Q, for the quarter ended June 30, 1997, is incorporated herein by reference

3(i)b Certificate of Amendment of the Certificate of Incorporation of TrustCo Bank Corp NY, dated May 28, 1996, filed as Exhibit 3(i)b to TrustCo Bank Corp NY's Quarterly Report on Form 10Q, for the quarter ended June 30, 1997, is incorporated herein by reference

3(i)c Certificate of Amendment of the Certificate of Incorporation of TrustCo Bank Corp NY, dated May 19, 1997, filed as Exhibit 3(i)c to TrustCo Bank Corp NY's Quarterly Report on Form 10Q, for the quarter ended June 30, 1997, is incorporated herein by reference

3(ii)a        Amended and Restated By-Laws of TrustCo Bank Corp NY dated
              August 18, 1998, filed as Exhibit 3(ii)a to TrustCo Bank Corp NY's
              Quarterly Report on Form 10Q for the quarter ended September 30,
              1998, are incorporated herein by reference

5             Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding legality)
              Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding tax consequences)

10(a) Employment Agreement dated January 1, 1992 and, Amendment No. 1 dated November 16, 1993, among TrustCo, the Bank and Robert A.
              McCormick, incorporated herein by reference.

10(b) And Amendment No. 2 dated September 1, 1994, and Amendment No. 3 dated February 13, 1995, filed as Exhibit 10(b) to TrustCo Bank
              Corp NY's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1994, and Amendment No. 4 dated December 1, 1995, to the Employment Agreement dated January 1, 1992, incorporated herein by reference.

10(c)         And Schedule A filed as Exhibit 10(c) to TrustCo Bank Corp NY's
              Annual Report on Form 10-K, for the fiscal year ended December 31, 1995, and Amendment No. 5, dated May 1, 1997, filed as
              Exhibit 10(e) to TrustCo Bank Corp NY's Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1997 are incorporated herein by reference

10(d) Employment Agreement dated June 21, 1994, and Amendment No. 1 dated February 14, 1995, among TrustCo, the Bank and Robert T.
              Cushing filed as Exhibit 10(c) to TrustCo Bank Corp NY's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated June 21,
              1994, incorporated herein by reference.

10(e) To TrustCo Bank Corp NY's Annual Report on Form 10-K, for the year ended December 31, 1995, and Amendment No. 2, dated May 1, 1997, filed as Exhibit 10(f) to TrustCo Bank Corp NY's Quarterly Report on Form 10Q for the quarter ended June 30, 1997, are incorporated herein by reference




10(f)         Restated Employment Agreement dated June 21, 1994 and Amendment
              No. 1 dated February 14, 1995, among TrustCo, the Bank and
              Nancy A. McNamara, incorporated herein by reference.

10(g) To TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2, dated
              May 1, 1997, filed as Exhibit 10(f) to TrustCo Bank Corp NY's
              Quarterly Report on Form 10Q for the quarter ended June 30, 1997, are incorporated herein by reference

10(h)         Restated Employment Agreement dated June 21, 1994, and Amendment
              No. 1 dated February 14, 1995, among TrustCo, the Bank and
              Ralph A. Pidgeon, filed as Exhibit 10(f) to TrustCo Bank Corp NY's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated
              June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2 dated May 1, 1997, filed as
              Exhibit 10(f) to TrustCo Bank Corp NY's Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference

10(i)         Restated Employment Agreement dated June 21, 1994, and Amendment
              No. 1 dated February 14, 1995, among TrustCo, the Bank and William
              F. Terry, filed as Exhibit 10(e) to Trustco Bank Corp NY's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated June 21,
              1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2 dated May 1, 1997, filed as Exhibit 10(f) to
              TrustCo Bank Corp NY's Quarterly Report on Form 10Q for the quarter ended June 30, 1997, are incorporated herein by reference

10(j) Restated 1985 TrustCo Bank Corp NY Stock Option Plan as amended and restated effective July 1, 1994, filed as Exhibit 10(h) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, is incorporated herein by reference

10(k)         TrustCo Bank Corp NY Directors Stock Option Plan filed as Exhibit
              10(g) to Trustco Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, is incorporated herein by reference

10(l) Second Restatement of Trustco Bank Supplemental Retirement Plan among the Bank and each of Robert T. Cushing, Nancy A. McNamara,
              Ralph A. Pidgeon, and William F. Terry, dated March 29, 1996, filed as Exhibit 10(m) to TrustCo Bank Corp NY's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1996, and Amendment No. 1, dated September 15, 1998, filed as Exhibit 10(a) to TrustCo Bank Corp NY's Quarterly Report on form 10Q for the quarter ended September 30, 1998, are incorporated herein by reference




10(m)         Restated Agreement for Supplemental Retirement Benefits for
              Robert A. McCormick, dated June 4, 1994 and Amendment No. 1 dated
              December 1, 1995, filed as Exhibit 10(m) to TrustCo Bank Corp NY's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2, dated March 29, 1996, filed as
              Exhibit 10(l) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Amendment No. 3, dated September 15, 1998, filed as Exhibit 10(c) to TrustCo
              Bank Corp NY's Quarterly Report on Form 10Q for the quarter ended
              September 30, 1998, are incorporated herein by reference

10(n) Restatement of Trustco Bank Executive Officer Incentive Plan, dated March 29, 1996, filed as Exhibit 10(n) to TrustCo Bank Corp
              NY's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1996, Amendment No. 1, to Restatement of Trustco Bank
              Executive Officer Incentive Plan, dated October 21, 1997, filed as
              Exhibit 10(n) to TrustCo Bank Corp NY's Annual Report on Form 10K for the fiscal year ended December 31, 1997, and Amendment No. 2, dated September 15, 1998, filed as Exhibit 10(b) to TrustCo Bank
              Corp NY's quarterly Report on Form 10Q, for the quarter ended
              September 30, 1998, are incorporated herein by reference

10(o) 1995 TrustCo Bank Corp NY Stock Option Plan, dated June 20, 1995, filed on Form S-8 (file No. 33-60409) dated June 20, 1995, is incorporated herein by reference

10(p) TrustCo Bank Corp NY Performance Bonus Plan, dated May 19, 1997, filed as Exhibit 10(a) and Performance Bonus Unit Agreement Under
              TrustCo Bank Corp NY Performance Bonus Plan, filed as Exhibit
              10(b) to TrustCo Bank Corp NY's quarterly Report on Form 10Q for the quarter ended June 30, 1997, are incorporated herein by reference

10(q)         TrustCo Bank Corp NY Directors Performance Bonus Plan dated
              May 19, 1997, filed as Exhibit 10(c) and Performance Bonus Unit
              Agreement Under TrustCo Bank Corp NY Directors Performance Bonus
              Plan, filed as Exhibit 10(d) to TrustCo Bank Corp NY's Quarterly
              Report on Form 10Q, for the quarter ended June 30, 1997, are incorporated herein by reference

23(a)         Consent of KPMG LLP

23(b) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality)

24            Powers of Attorney

28(a)         Letter of Transmittal (Appendix A to Prospectus)

28(b)         Exchange Agent Agreement

99            Section 203 of the DGCL (Appendix B to Prospectus)
